Exhibit 2.1

EXECUTION VERSION

STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT (this “Agreement”) is entered into and dated as of June 11, 2017 (the “Effective Date”) by and among:

•	Each of the Persons listed on Schedule 1 attached hereto (collectively referred to herein as the “Sellers”, and each individually as a “Seller”), including Richard Burghardt, CGC 2015 Investment, LLC and Surrey Ventures LLC (collectively referred to herein as the “Major Stockholders”, and each individually as a “Major Stockholder”);

•	The Sellers’ Agent (as defined below), but solely with respect to the provisions expressly applicable to the Sellers’ Agent as set forth herein; and

•	Invitae Corporation, a Delaware corporation (“Buyer”).

RECITALS

A. As of the date hereof, (i) the Sellers collectively own all of the outstanding shares (the “Shares”) of common stock, par value $0.0001 per share (the “Company Common Stock”), and preferred stock, par value $0.0001 per share (the “Company Preferred Stock”, and together with the Company Common Stock, the “Company Stock”) of Ommdom Inc., a Delaware corporation (the “Company”) and (ii) those Sellers who are also Employee Optionholders (as defined below) own all of the Employee Options (as defined below).

B. As of the date hereof, All warrants to acquire shares of the Company Stock (“Company Warrants”) have either been terminated or converted into shares of Company Stock, and the holders of such converted Company Warrants shall receive the consideration payable to the Sellers pursuant to the terms hereof.

C. In connection with the transactions contemplated hereby, (i) all options to acquire shares of the Company Common Stock held by employees of the Company as of the Effective Date (“Employee Options”) other than the Oberg Option (defined below) which are not “cashed out” (as contemplated herein) for shares of the Company Common Stock shall be assumed by Buyer pursuant to the terms hereof and (ii) all options to acquire shares of the Company Common Stock held by individuals who are not employees of the Company as of the Effective Date (“Non-Employee Options” and together with the Employee Options, the “Company Options”) and all Employee Options that are not to be assumed by Buyer have either been terminated or “cashed out” (as contemplated herein) for shares of the Company Common Stock.

D. The Company is engaged in the Business. As used herein, the term “Business” means the development, commercialization and sale of hereditary risk assessment and management software, including CancerGene Connect, a cancer genetic counseling platform.

E. Pursuant to the terms and conditions of this Agreement, Buyer is purchasing from the Sellers and the Sellers are selling to Buyer all of the Shares representing 100% of the Company Stock.

EXECUTION VERSION

F. The parties hereto intend that the acquisition of Sellers’ Company Stock in accordance with the provisions of this Agreement will constitute a “reorganization” within the meaning of Section 368(a) of the Code (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; CONSTRUCTION

1.1 Certain Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

(a) “Action” means any action, suit, claim, charge, proceeding, audit, investigation, litigation, arbitration or similar proceeding before any court, Governmental Authority or arbitrator.

(b) “Affiliate” means, as to any specified Person, each other Person directly or indirectly controlling or controlled by or under common control with the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise. For the avoidance of doubt, from and after the Effective Date, the Company shall be deemed not to be an Affiliate of the Sellers.

(c) “Business Day” means any day, except any Saturday, Sunday or any other day on which banking institutions in the State of California are authorized or required to close by applicable Legal Requirements.

(d) “Buyer’s Common Stock” means shares of Buyer’s common stock, par value $0.0001 per share, or any other shares of capital stock into which such common stock may be reclassified, converted or exchanged.

(e) “Cash” means the sum of the following: (i) cash; (ii) cash equivalents that are immediately convertible into cash; (iii) short-term investments (including marketable securities); and (iv) deposits in transit and outstanding checks, but calculated net of any (A) issued but uncleared checks, drafts or money orders unless the related obligation is treated as a Current Liability, and (B) settlement cash or restricted cash (including cash posted to support letters of credit, performance bonds or other similar obligations, customer deposits and deposits with third parties (including landlords)).

(f) “Change in Control Payments” means any transaction bonuses, retention payments, severance payments or any other payments payable by the Company as of or after the Effective Date to a director, officer, employee or independent contractor (including the Company’s share of withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of the consummation of the transactions contemplated by this Agreement.

EXECUTION VERSION

(g) “Closing” is defined in Section 2.1(d) and, for the avoidance of doubt, will be effective, and all documents will be deemed delivered simultaneously, as of 12:01 a.m. Eastern Time, on the Effective Date.

(h) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Collaboration Partner” means any Person that co-develops or co-markets (or has a license to develop, market or sell) any product or service of the Company.

(j) “Company Intellectual Property” means any Intellectual Property that is owned or controlled by the Company or used or held for use in the business of the Company as currently conducted or as currently proposed to be conducted.

(k) “Company Optionholder” means each Person holding a Company Option.

(l) “Company-Owned Intellectual Property” means any Company Intellectual Property to which the Company owns all right, title, and interest.

(m) “Company Product or Service” means each product or service (including any Software) manufactured, sold, licensed, leased, delivered or otherwise made available by the Company.

(n) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, under obligation of assignment to, or filed or applied for in the name of, any of the Company.

(o) “Company Transaction Expenses” means (i) the amounts due and payable (whether accrued or not) by the Company, or by any of the Sellers or the Sellers’ Agent and their respective Affiliates for which the Company is liable, as of the close of business on the Effective Date to third party advisors, including brokers, finders, financial advisors, accountants, counsel and any other third party service providers arising from, incurred in connection with or incident to the process by which the Company and Sellers solicited, discussed and negotiated strategic alternatives and/or this Agreement and the transactions contemplated hereby, including to the Persons and in the amounts as set forth on Schedule 2 attached hereto, and (ii) any Change in Control Payments or other transaction bonuses, retention payments or similar payments that are due and owing by the Company as a result of the transactions contemplated hereby (either alone or in combination with any other event), including the Company’s share of any associated payroll or other Taxes and amounts required to be withheld in connection therewith; provided, however, that Company Transaction Expenses shall not include any amounts to the extent (x) paid prior to the Effective Date and reflected in the calculation of the Net Working Capital Adjustment Amount or (y) included as Indebtedness for purposes of the calculation of the Upfront Adjustment Amount (it being the intent of the parties to avoid “double-counting”).

(p) “Company Warrantholder” means each of Amherst and Park Capital, LLC, Blue Rhino, LLC, Charles Bell, Gregg and Sondra Lawrence, Stephen A. Tisdell and Sylvia Karmanoff.

EXECUTION VERSION

(q) “Competitive Business” means any business or other undertaking which, directly or indirectly, constitutes engagement (whether direct or indirect and whether wholly or partially) in, or otherwise substantively overlaps or competes with, the Business.

(r) “Confidential Information” means any information or material relating to the businesses, operations and affairs of the Company that is proprietary or confidential (whether or not marked as confidential), excluding any information (i) which was publicly available at the time of disclosure or subsequently becomes publicly available or (ii) which is disclosed to the recipient after the Effective Date by a third party not known to be under an obligation of confidence.

(s) “Contract” means, with respect to any Person, any contract, agreement, lease, license, indenture, note or other contract by which such Person is legally bound.

(t) “Current Assets” means Cash, accounts receivable (net of appropriate and adequate reserves), and prepaid expenses; provided, however, that Current Assets shall specifically exclude any income tax asset (current or deferred).

(u) “Current Liabilities” means accounts payable, accrued expenses, deferred revenue, payroll wages payable and unpaid expense claims; provided, however, that Current Liabilities shall specifically exclude Indebtedness and any income tax liabilities (current or deferred).

(v) “Damages” means any and all losses, costs, damages (including incidental, consequential and punitive damages as well as any diminution in value, including as to shares of capital stock), liabilities, obligations, claims, deficiencies, fees, fines, penalties, costs, Taxes and expenses, including costs and expenses (including reasonable legal fees) resulting from claims, demands, Actions and causes of action (including Actions by Buyer of collection or enforcement with respect to Buyer’s rights hereunder or any related Governmental Order).

(w) “Data” means all data, information, databases, data files and other collections of data, including patient data, case study data, expression level data and risk outcomes, as well as all documentation and media on which any of the foregoing is recorded.

(x) “Data Security Requirements” means, collectively, all of the following, to the extent relating to privacy or data security and applicable to the Company or to its conduct of the Business: (i) the Company’s own rules, policies, and procedures; (ii) all applicable laws; (iii) industry standards applicable to the industry in which the Company operates; and (iv) Contracts into which the Company has entered or by which it is otherwise bound.

(y) “Disclosure Schedule” means a document delivered by the Sellers to Buyer referring to the representations and warranties in Article IV.

(z) “Employee Optionholder” means a Company Optionholder who is an employee of the Company as of the Effective Date.

EXECUTION VERSION

(aa) “Environmental Law” means any Legal Requirement, judgment, decree, order, law, license, rule or regulation pertaining to environmental, health or safety matters, including those arising under any statute, regulation, ordinance, order or decree of any Governmental Authority relating to pollution or protection of the environment, or any other zoning, health or safety law or regulation.

(bb) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(cc) “Estimated Accrued Taxes” means the excess, if any, of the aggregate current Tax liabilities over the aggregate current Tax assets of the Company attributable to (x) any taxable period that ends on or prior to the Effective Date or (y) the portion of any taxable period which includes (but does not end on) the Effective Date up to and including the Effective Date. The calculation of Estimated Accrued Taxes shall (A) exclude any deferred Tax liabilities or deferred Tax assets as well as any Tax for which any Seller is responsible as a primary matter and (B) consider any items of deduction or loss that arise by reason of or as a result of the transactions contemplated by this Agreement only to the extent such items have the effect of reducing (not below zero) any current Tax liability to which such items are relevant.

(dd) “Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

(ee) “Financial Statements” means the internally prepared financial statements (including balance sheet, income statement and statement of cash flows) of the Company as of (i) December 31, 2016 and 2015, and for each of the one (1)-year periods ended on such dates, and (ii) May 31, 2017, and for the five (5)-month period ended on such date (with May 31, 2017 referred to herein as the “Latest Balance Sheet Date”).

(ff) “GAAP” means generally accepted accounting principles in the United States as in effect on the date of this Agreement.

(gg) “Governmental Authority” means any domestic or foreign federal, national, state, local or municipal government or any subdivision, agency, commission or authority thereof or any regulatory or administrative agency thereof or any court of competent jurisdiction, including any arbitral tribunal (public or private).

(hh) “Governmental Order” means any final award, injunction, rule, settlement, judgment, order, consent decree or decree issued or made by or entered into with any Governmental Authority or arbitration panel.

(ii) “Health Authority” means the Governmental Authorities that administer Health Laws.

(jj) “Health Law” means any Legal Requirement applicable to the Company’s products and services, including any Legal Requirement the purpose of which is to ensure the safety, efficacy and quality of medical, pharmaceutical, biotechnology and similar products and services by regulating the research and development of these products and services, including Legal Requirements relating to good clinical practices, investigational use, record keeping and

EXECUTION VERSION

filing of required reports. Without limiting the foregoing, Health Law includes (i) the Federal Food, Drug, and Cosmetic Act, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. § 300gg and 29 U.S.C. § 1181 et seq. and 42 USC 1320d et seq.), and (iii) all applicable state privacy and confidentiality laws.

(kk) “Hold-Back Amount” means $600,000.

(ll) “Indebtedness” means, as applied to any Person: (i) all indebtedness for borrowed money, whether current or long-term, or secured or unsecured; (ii) all indebtedness for the deferred purchase price of property or services represented by a note, bond, debenture or other similar instrument or other security; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien; (v) all obligations under leases that have been or should be, in accordance with the Company’s past practices, recorded as capital leases in respect of which such Person is liable as lessee; (vi) any outstanding liability in respect of bankers’ acceptances or letters of credit, including any reimbursement obligations with respect thereto; (vii) all obligations under hedging arrangements (including foreign exchange contracts) as well as swaps and derivatives, and any costs incurred in connection with the repayment or assumption of such Indebtedness, (viii) all interest, premiums, prepayment penalties, overage charges, indemnities, breakage costs, make-whole payments, fees and other expenses accrued or owed as of the Effective Date with respect to indebtedness described in the foregoing clauses (i), (ii), (iii), (iv), (v), (vi) or (vii); and (ix) all indebtedness referred to in the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) of another Person that is directly or indirectly guaranteed by such Person or as to which such Person is otherwise liable or has assured a creditor against any loss; provided, that “Indebtedness”, as applied to the Company, shall also include (x) Estimated Accrued Taxes and (xi) all severance payments (excluding all Change in Control Payments) payable by the Company as of or after the Effective Date to any former director, officer, employee or independent contractor under any severance agreement.

(mm) “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, processes, functional specifications, Software, technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all proprietary databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

EXECUTION VERSION

(nn) “Knowledge” means (i) with respect to any individual, the actual knowledge following reasonable inquiry of the specified individual, and (ii) with respect to any entity, the actual knowledge of the executive officers of such entity following reasonable inquiry; provided, however, the term “Knowledge of the Company” means the actual knowledge following reasonable inquiry of Richard Burghardt, Bentley Davis, and John Ober.

(oo) “Legal Requirement” means any domestic or foreign federal, state, local or municipal constitution, treaty, statute, law, common law, ordinance, code, rule, regulation, ruling or order with the force of law.

(pp) “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for related Taxes.

(qq) “Lien” means any mortgage, pledge, lien, option, security interest, license, sublicense, attachment or other similar encumbrance.

(rr) “Material Adverse Effect” means any change, event, development, fact, effect or circumstance that (A) does, or would reasonably be expected to, prevent, materially delay or materially impair any Seller’s or the Company’s consummation of the transactions contemplated by this Agreement, or (B) has had or would reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations or prospects of the Company taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) changes in general economic conditions; (ii) changes, conditions, events, developments, facts, or effects in the United States or international securities or financial markets in general or currency exchange rates; (iii) events or conditions generally affecting the industry or markets in which the Company operates; and (iv) acts of God, natural disasters, epidemics and pandemics; provided, further, with respect to a matter described in any of the foregoing clauses (i) though (iv), that such change, event, development, fact, effect or circumstance does not have a materially disproportionate effect on the Company relative to similarly situated Persons operating in the industry in which the Company operates.

(ss) “Material Contract” means each of the following types of Contracts to which the Company is a party or by which any of its assets or properties are bound:

(i) for the employment of any individual working on a full-time or part-time basis with annual compensation in excess of $10,000;

(ii) relating to (A) Indebtedness of the Company or (B) to mortgaging, pledging or otherwise placing a Lien on any material portion of any of the Company’s assets;

EXECUTION VERSION

(iii) under which the Company is a lessee of, or holds or operates, any real or personal property owned by any other Person;

(iv) that limit the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(v) that grant to any Person an option or first refusal, first offer, “most favored nation” or similar preferential right to purchase or acquire any material asset of the Company or to act as a supplier to the Company;

(vi) that provide for annual payments or expenses by, or annual payments or income to, the Company of $10,000 or more;

(vii) for work for hire, independent contractor or consulting with annual compensation in excess of $10,000;

(viii) pursuant to which the Company is or may become obligated to make any severance, termination, change in control or similar payment to any current or former employee, officer or director;

(ix) requiring capital expenditures after the date of this Agreement in an amount in excess of $10,000;

(x) that relate to the acquisition of any business or any stock or all or substantially all of the assets of any other Person;

(xi) that are settlements, conciliations or similar agreements, (A) the performance of which will involve payment after the Effective Date, (B) that are with any Governmental Authority or (C) that impose material non-monetary obligations on the Company;

(xii) relating to the making of any loan by the Company;

(xiii) with any Collaboration Partners of the Company; or

(xiv) with any Affiliates of the Company.

(tt) “Minimum Net Working Capital Target” means negative $35,000.

(uu) “Net Working Capital” means the amount equal to (i) the Current Assets of the Company minus (ii) the Current Liabilities of the Company, in each case calculated as of the close of business on the Effective Date and in accordance with the Company’s past practices, except as otherwise provided in this Agreement.

(vv) “Net Working Capital Adjustment Amount” means, the difference between the Minimum Net Working Capital Target and Net Working Capital. The difference can be a positive or negative number such that a positive number will reduce the Upfront Consideration Amount and a negative number will increase the Upfront Consideration Amount.

EXECUTION VERSION

(ww) “Non-Employee Optionholder” means a Company Optionholder who is not an employee of the Company as of the Effective Date.

(xx) “Oberg Option” means the Company Option granted to John Oberg on January 2, 2017 to purchase 200,000 shares of Company Common Stock.

(yy) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(zz) “Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, organization or formation and any limited liability company, entity, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws and similar documents relating to the organization or governance of such Person, in each case, as amended or supplemented.

(aaa) “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

(bbb) “Permitted Lien” means any: (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due or for Taxes the validity of which are being contested by appropriate proceedings (as set forth on the Disclosure Schedule) and for which adequate reserves have been established on the last balance sheet included in the Financial Statements; (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not or would not materially impair the continued use of such property in the manner in which it is currently used or is contemplated to be used as of the date hereof; (iii) encumbrances recorded by or against the fee owners of any real property (other than the Sellers or the Company or any of their Affiliates) if the same do not or would not materially impair the continued use of such property in the manner in which it is currently used or is contemplated to be used as of the date hereof; (iv) liens to secure landlords, lessors or renters under leases or rental agreements to the extent that the payments thereunder are not in arrears or otherwise due; and (v) liens in favor of carriers, warehousemen, mechanics, materialmen and other similar Persons to the extent such liens secure payments which are not in arrears or otherwise due.

(ccc) “Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union or other legal entity or any Governmental Authority.

(ddd) “Plan” means the Company’s 2015 Stock Option Plan.

(eee) “Potential Per Share Consideration After Preferred Dividends” means the quotient obtained by dividing (i) the sum of (A) the Upfront Consideration Amount plus (B) the Hold-Back Amount by (ii) the fully-diluted number of shares of Company Stock.

(fff) “Pre-Closing Period” means a taxable period ending on or prior to the Effective Date.

EXECUTION VERSION

(ggg) “Preferred Dividend Amount” means, for each Seller owning Company Preferred Stock, the accrued dividend payable on such Company Preferred Stock as of the Effective Date, which each Seller stipulates is accurately set forth on Schedule 1 attached hereto.

(hhh) “Pro Rata Percentage” means, with respect to each Seller, the percentage reflected on Schedule 1 attached hereto.

(iii) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

(jjj) “Restrictive Term” means the period commencing on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date.

(kkk) “Sanctions” means any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority.

(lll) “Software” means all computer software and related data and information, including source code, executable code, firmware, application programming interfaces, algorithms, systems, files, records, architecture and tools, as well as all documentation and media on which any of the foregoing is recorded.

(mmm) “Specified Taxes” means: (i) any and all liability for Taxes of the Company (including as a transferee, successor, by contract or otherwise) for Pre-Closing Periods and for Taxes allocable to the portion of any Straddle Period ending on the Effective Date (as provided in Section 6.3(d)); (ii) any and all liability of the Company for Taxes of any person (other than the Company) which was affiliated with the Company (or any direct or indirect predecessor) prior to the Effective Date or with whom the Company (or any direct or indirect predecessor) otherwise has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return prior to the Effective Date (as a result of Treasury Regulation Section 1.1502-6 or otherwise); (iii) any payments required to be made after the Effective Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company was obligated, or was a party, prior to the Effective Date; and (iv) any Taxes arising from a breach of or default in connection with any of the covenants or agreements made by Sellers’ Agent or any Seller in Section 6.3.

(nnn) “Straddle Period” means a taxable period starting on or prior to the Effective Date and ending after the Effective Date.

EXECUTION VERSION

(ooo) “Subsidiary” means any Person of which another specified Person owns directly or indirectly at least a majority of the outstanding capital stock (or other securities) entitled to vote generally or otherwise having the power to elect a majority of the board of directors (or similar governing body) of such Person. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

(ppp) “Tax” (and with correlative meaning, “Taxable”) means any United States federal, state or local, or non-United States, income, gross receipts, profits, gains, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, conveyance, recording, registration, value added or ad valorem, escheat, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, production, goods and services, intangibles, social security (or similar), unemployment, national insurance (or other similar contributions or payments), disability, payroll, license, employee, employment, or other tax or duty, charge, fee, assessment, impost or levy, however denominated, including any interest, addition or penalties in respect of the foregoing, whether disputed or not.

(qqq) “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

(rrr) “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information, any supplement or attachment thereto, and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

(sss) “Total Consideration Amount” means the sum of the Upfront Consideration Amount and the Hold-Back Amount.

(ttt) “Trailing Average Share Price” means the average closing price for shares of Buyer’s Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Buyer’s Common Stock are traded) for the immediately preceding period of five (5) trading days, as adjusted by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Buyer’s Common Stock during such five (5) trading day period.

(uuu) “Upfront Adjustment Amount” means the sum of (x) the Company Transaction Expenses, plus or minus (as applicable) (y) the Net Working Capital Adjustment Amount, plus (z) the Indebtedness of the Company as of the Effective Date.

(vvv) “Upfront Consideration Amount” means the sum of (i) $6,000,000, less (ii) the total of the Preferred Dividend Amounts as set forth on Schedule 1 attached hereto, more or less ( as applicable) (iii) the Upfront Adjustment Amount (per the Closing Statement for this purpose), less (iv) the Hold-Back Amount.

EXECUTION VERSION

(www) “Zajicek Warrant” means the warrant to purchase 100,000 shares of Company Common Stock issued to Hubert Zajicek pursuant to that certain Stock Purchase Warrant Agreement, dated April 1, 2016.

1.2 Certain Matters of Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

(c) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof. References to “the date hereof” mean the date of this Agreement.

(d) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(e) The word “including” means including without limitation.

(f) References to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(h) If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(i) References herein to “Sellers” or “Seller” shall include the Major Stockholders or each Major Stockholder (whether or not separately referenced).

EXECUTION VERSION

ARTICLE II

THE CONTEMPLATED TRANSACTIONS

2.1 Purchase and Sale of the Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Seller hereby sells, transfers and delivers to Buyer, and Buyer hereby purchases from each Seller, all of such Seller’s Shares as set forth on Schedule 1 attached hereto, which Shares are sold to Buyer free and clear of all Liens (other than Liens arising under applicable securities laws).

(b) Buyer shall deliver to each Seller, in full payment for the Shares of such Seller and subject to the provisions of this Agreement (including the Offset Right and the provisions of Section 2.1(c)), the following:

(i) within ten (10) Business Days after the Effective Date, a certificate or book entry reflecting an amount of shares of Buyer’s Common Stock equal to the quotient of (x) the sum of (A) such Seller’s Preferred Dividend Amount if such Seller owns Company Preferred Stock plus (B) such Seller’s Pro Rata Percentage (less any Pro Rata Percentage attributable to such Seller’s ownership of Employee Options to be assumed by Buyer pursuant to Section 2.2(a)) of the Upfront Consideration Amount, divided by (y) the Trailing Average Share Price calculated as of the Effective Date; and

(ii) on the date that is twelve (12) months following the Effective Date (such date, the “Hold-Back Payment Date”), a certificate or book entry for an amount of shares of Buyer’s Common Stock (the “Hold-Back Shares”) equal to the quotient of (x) such Seller’s Pro Rata Percentage (less any Pro Rata Percentage attributable to such Seller’s ownership of Employee Options to be assumed by Buyer pursuant to Section 2.2(a)) of the Hold-Back Amount divided by (y) the Trailing Average Share Price calculated as of the Effective Date; provided, however, that if, when shares of Buyer’s Common Stock would otherwise be distributed pursuant to this Section 2.1(b)(ii), there shall exist a good faith claim by Buyer to exercise the Offset Right, all or a portion of such shares as determined by Buyer (in its reasonable discretion) to represent the Damages at issue (including, if applicable, as to any specific Sellers) shall be withheld from payment until such time as the claim has been perfected, in which case the Offset Right shall apply against such portion of the shares at issue and the balance of any withheld portion (if applicable) shall be distributed to the Sellers (or, as applicable, to the affected Sellers) as contemplated by this Agreement.

(c) Notwithstanding any provision herein to the contrary: (i) no fractional shares of Buyer’s Common Stock shall be issued pursuant to Section 2.1(b) (with the intended effect that any shares of Buyer’s Common Stock shall be rounded down to the nearest whole number); and (ii) no Seller may assign or transfer any right to receive shares of Buyer’s Common Stock pursuant to this Agreement without the prior written consent of Buyer (which may be withheld in Buyer’s sole discretion).

(d) The consummation of the transactions contemplated by this Agreement (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement and the delivery of all of the items listed in Sections 2.3 and 2.4.

EXECUTION VERSION

2.2 Options and Warrants. It is acknowledged and agreed by all of the parties hereto that:

(a) At the Closing, each Employee Option (other than the Oberg Option) that is outstanding and unexercised under the Plan immediately prior to the Effective Date and is not “cashed-out” pursuant to Section 2.2(b), whether or not vested, shall be assumed by Buyer and converted into an option to purchase Buyer Common Stock, and Buyer shall assume the Plan and each such Employee Option in accordance with the terms (as in effect as of the Effective Date) of the Plan and the terms of the stock option agreement by which such Employee Option is evidenced. All rights with respect to Company Common Stock under Employee Options assumed by Buyer shall thereupon be converted into rights with respect to Buyer Common Stock. Accordingly, from and after the Closing: (i) each Employee Option assumed by Buyer may be exercised solely for shares of Buyer Common Stock; (ii) from and after the Closing, the number of shares of Buyer Common Stock subject to each Employee Option assumed by Buyer shall be determined by dividing (A) the respective Employee Optionholder’s Pro Rata Percentage (less any Pro Rata Percentage attributable to such Employee Optionholder’s ownership of Company Stock or Company Warrants) of the Total Consideration Amount by (B) the Trailing Average Share Price calculated as of the Effective Date and rounding the resulting number down to the nearest whole number of shares of Buyer Common Stock; provided, however, that (iii) prior to the Hold-Back Payment Date, such Employee Option shall not be exercisable for the number of shares of Buyer Common Stock subject to each Employee Option assumed by Buyer determined by dividing (A) the respective Employee Optionholder’s Pro Rata Percentage (less any Pro Rata Percentage attributable to such Employee Optionholder’s ownership of Company Stock or Company Warrants) of the Hold-Back Amount by (B) the Trailing Average Share Price calculated as of the Effective Date and rounding the resulting number down to the nearest whole number of shares of Buyer Common Stock; provided, further, that (iv) if, when any Employee Option would otherwise become exercisable for shares of Buyer’s Common Stock pursuant to Section 2.2(a)(iii), there shall exist a good faith claim by Buyer to exercise the Offset Right, such Employee Option shall not become exercisable for all or a portion of such shares as determined by Buyer (in its reasonable discretion) to represent the Damages at issue (including, if applicable, as to any specific Employee Optionholder) until such time as the claim has been perfected, in which case the Offset Right shall apply against such portion of the shares at issue and such Employee Option shall become exercisable for the balance of any withheld portion (if applicable) as contemplated by this Agreement; (v) the per share exercise price for the Buyer Common Stock issuable upon exercise of each Employee Option assumed by Buyer shall be determined by dividing (A) the aggregate exercise price for all shares of Company Common Stock subject to such Employee Option, as in effect immediately prior to the Closing, by (B) the aggregate number of shares of Buyer Common Stock that are potentially subject to such Employee Option (as determined pursuant to clause (ii) above), rounding the resulting exercise price up to the nearest whole cent; and (vi) any restriction on the exercise of any Company Option assumed by Buyer shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Employee Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of any Employee

EXECUTION VERSION

Option, such Employee Option assumed by Buyer in accordance with this Section 2.2(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Buyer Common Stock subsequent to the Closing; and (B) the Buyer Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Employee Option assumed by Buyer.

(b) each Non-Employee Option outstanding under the Plan immediately prior to the Effective Date and each Employee Option that is not to be assumed by Buyer pursuant to Section 2.2(a) has been “cashed out” in accordance with Section 9(a)(iii) of the Plan prior to the Closing (defined below), and each Non-Employee Optionholder and Employee Optionholder, as applicable, has as a result thereof become (i) the holder of Company Common Stock as set forth on Schedule 1 attached hereto, (ii) entitled to the consideration payable to a “Seller” hereunder, calculated pursuant to Section 2.1(b)(i) based on such Non-Employee Optionholder’s or Employee Optionholder’s Pro Rata Percentage as set forth on Schedule 1 attached hereto, and (iii) obligated as a “Seller” under the terms of this Agreement;

(c) The Oberg Option has been terminated prior to the Closing (the “Option Termination”), and John Oberg shall not be entitled to any consideration whatsoever with respect to such option;

(d) Hubert Zajicek, in respect of the Zajicek Warrant, has prior to the Closing and as a result of the Zajicek Warrant Conversion (defined below) become (i) the holder of shares of Common Stock as set forth on Schedule 1 attached hereto (i.e., a number of shares of Company Common Stock determined by subtracting (x) the quotient obtained by dividing (A) $13,000 by (B) the Potential Per Share Consideration After Preferred Dividends, from (y) 100,000 (the “Zajicek Warrant Conversion”)), (ii) entitled to the consideration payable to a “Seller” hereunder, calculated pursuant to Section 2.1(b)(i) based on his Pro Rata Percentage as set forth on Schedule 1 attached hereto, and (iii) obligated as a “Seller” under the terms of this Agreement; and

(e) each of the Company Warrants held by the Company Warrantholders as well the Company Warrant held by the Legacy Strategy Group, LLC (i.e., all Company Warrants other than the Zajicek Warrant) has been terminated prior to the Closing (the “Warrant Termination”), and the Company Warrantholders shall not be entitled to any consideration whatsoever with respect to such warrants.

2.3 Deliveries by the Company. The Company has delivered prior to or concurrent herewith the following:

(a) a balance sheet of the Company as of the close of business on June 8, 2017 prepared on a basis consistent with the Company’s past practices (the “Closing Balance Sheet”), together with a written statement (the “Closing Statement”) certified by the Company’s President, setting forth in reasonable detail the Company’s good-faith calculation and estimates of the Company Transaction Expenses, the Net Working Capital Adjustment Amount and the Indebtedness of the Company as of the close of business on June 8, 2017, in each case along with the supporting detail therefor, such estimates having been prepared in accordance with the terms of this Agreement including the definitions herein;

EXECUTION VERSION

(b) (i) a copy of the Certificate of Incorporation of the Company certified as of a date no more than ten (10) Business Days prior to the Effective Date by the Delaware Secretary of State, (ii) a true and correct copy of the bylaws of the Company as in effect on the Effective Date, and (iii) a copy of a certificate of good standing of the Company issued as of a date no more than ten (10) Business Days prior to the Effective Date by the Delaware Secretary of State;

(c) an opinion of Vela Wood P.C., counsel to the Company, in form and substance as set forth in Exhibit B attached hereto;

(d) reasonable evidence that consent to the transactions contemplated by this Agreement has been obtained from the following Persons (with reference, as applicable, to any Contract(s) involving the Company and any such Person): Market/Ross Ltd. and HealthPartners, Inc.;

(e) reasonable evidence that (i) the agreement and Company Warrant, each dated as of December 1, 2015, by and between Legacy Strategy Group, LLC and the Company, have been terminated prior to the Closing and (ii) no “tail period” or other residual period for the payment of consideration by the Company (or Buyer) to Legacy Strategy Group, LLC will persist beyond the Closing;

(f) reasonable evidence that all rights to Intellectual Property, to the extent assignable, developed for or on behalf of the Company and by or through Proactive Technology Management (“Proactive”) have been assigned to the Company (including, as part of such evidence, reasonable documentation from Proactive demonstrating that Proactive is the assignee of all rights to such Intellectual Property developed by any employee, independent contractor or agent of Proactive);

(g) reasonable evidence that (i) all Non-Employee Options that were outstanding under the Plan immediately prior to the Effective Date and each Employee Option that is not to be assumed by Buyer pursuant to Section 2.2(a) have been “cashed out” in accordance with Section 9(a)(iii) of the Plan prior to the Closing, and each Non-Employee Optionholder and Employee Optionholder, as applicable, has as a result thereof become the holder of Company Common Stock as set forth on Schedule 1 attached hereto, and (ii) all required withholding and other taxes payable upon such “cashed out” transactions has been collected from the Non-Employee Optionholders and Employee Optionholders, as applicable, and remitted as appropriate;

(h) reasonable evidence that John Oberg has agreed to the Option Termination and that the Option Termination has been implemented prior to the Closing;

(i) reasonable evidence that Hubert Zajicek has agreed to the Zajicek Warrant Conversion and that the Zajicek Warrant Conversion has occurred prior to the Closing;

EXECUTION VERSION

(j) reasonable evidence that each of the Company Warrantholders has agreed to the Warrant Termination and that the Warrant Termination has occurred prior to the Closing;

(k) reasonable evidence that all convertible indebtedness of the Company has been fully extinguished through conversion into Company Shares prior to the Closing and all such Company Shares are set forth on Schedule 1 attached hereto;

(l) duly executed copies of letters or statements from any lender or holder of Indebtedness specifying the amount of Indebtedness owed to such lender or holder and, upon such lender’s or holder’s receipt of the applicable payoff amount, providing for Buyer to effectuate the release of any Liens such lender or holder may have upon the assets of the Company and release the Company from any obligations under such Indebtedness and agreement related thereto;

(m) an offer letter executed by each Company employee designated by Buyer in the form provided by Buyer;

(n) a certificate prepared in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not and has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); and

(o) a purchaser representative questionnaire in the form attached hereto as Exhibit C-3 completed and executed by Jeff Zisk, who has agreed to act as the “Sellers’ Agent” for purposes of the transactions contemplated by this Agreement.

2.4 Deliveries by Sellers. The Sellers have delivered prior to or concurrent herewith the following:

(a) certificates evidencing all of the Shares, free and clear of all Liens, duly endorsed by each Seller in blank or accompanied by “stock powers” or other instruments of transfer duly executed in blank;

(b) a resignation letter (effective as of the Closing) from each of the Sellers, as applicable, from each director and/or executive officer position such Seller holds with the Company in the form attached hereto as Exhibit A;

(c) executed certificates of each of the Persons set forth on Schedule 2 attached hereto, in form and substance reasonably acceptable to Buyer, as to the total amount of Company Transaction Expenses owing to such Person;

(d) a Form W-9 (Request for Taxpayer Identification Number and Certification) or a Form W-8, as applicable, executed by each Seller;

(e) an investment representation letter in the form attached hereto as Exhibit C-1 for each Seller who is an “accredited investor” as such term is defined under Regulation D of the Securities Act of 1933, as amended (the “1933 Act”); and

(f) an investment representation letter in the form attached hereto as Exhibit C-2 for each Seller who is not an “accredited investor” as such term is defined under Regulation D of the 1933 Act.

EXECUTION VERSION

2.5 Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax law. Amounts withheld pursuant to this Section 2.5 and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.6 Plan of Reorganization. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH SELLER

Each of the Sellers hereby, severally and not jointly, represents and warrants to Buyer as follows:

3.1 Title. As of the Effective Date, such Seller has sole record and beneficial ownership of all of the Shares and Employee Options to be assumed by Buyer pursuant to Section 2.2(a) (if applicable) set forth opposite such Seller’s name on Schedule 1 attached hereto. The Shares and Employee Options (if applicable) set forth opposite such Seller’s name on Schedule 1 attached hereto represent all of such Seller’s outstanding capital stock of the Company (whether vested or unvested) as of the Effective Date, as well as all Company Options, Company Warrants or other rights to acquire capital stock of the Company as of the Effective Date. Aside from the Shares and Employee Options (if applicable) set forth opposite such Seller’s name on Schedule 1 attached hereto, such Seller has no current or future right to (nor have any promises or inducements been made to such Seller with respect to) any equity, stock options or other ownership interest in the Company. If such Seller owns Company Preferred Stock, the accrued dividend payable on such Company Preferred Stock as of the Effective Date is accurately set forth on Schedule 1 attached hereto.

3.2 Authority. Such Seller has all requisite power and full legal right to enter into this Agreement and to perform all of such Seller’s agreements and obligations hereunder. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Non-Contravention. The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby will not constitute a material violation of, or be in conflict in any material respect with, any Governmental Order applicable to such Seller.

EXECUTION VERSION

3.4 Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby.

3.5 Litigation. There is no Action pending or, to such Seller’s Knowledge, threatened which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the consummation by such Seller of the transactions contemplated by this Agreement.

3.6 No Broker and No Transaction Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of such Seller in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby. Such Seller has not engaged any third party advisor for which the Company will have any liability, including brokers, finders, financial advisors, accountants, counsel and any other third party service providers, arising from, incurred in connection with or incident to the process by which the Company, such Seller (as applicable) and, to such Seller’s Knowledge, any other Seller solicited, discussed and negotiated strategic alternatives and/or this Agreement and the transactions contemplated hereby.

3.7 Investment.

(a) Such Seller, either alone if delivering an investment representation letter in the form attached hereto as Exhibit C-1 or with the Purchaser Representative if delivering an investment representation letter in the form attached hereto as Exhibit C-2, (i) has experience investing in unregistered and restricted securities of speculative and high risk companies, (ii) has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of an acquisition of shares of Buyer’s Common Stock as represented hereby, (iii) by reason of such Seller’s financial and business experience, such Seller has the capacity to protect such Seller’s interest in connection with the acquisition of shares of Buyer’s Common Stock as represented hereby, (iv) is financially able to bear the economic risk of an investment in shares of Buyer’s Common Stock as represented hereby, including the total loss thereof, (v) is either (x) an individual or (y) a Person that is not an individual and was not formed solely for the purpose of acquiring shares of Buyer’s Common Stock, (vi) has received and reviewed all information such Seller considers necessary or appropriate for deciding about an investment in shares of Buyer’s Common Stock, (vii) has had an opportunity to ask questions and receive answers from Buyer and its officers and employees regarding an investment in shares of Buyer’s Common Stock and regarding the business, financial affairs and other aspects of Buyer, and (viii) has further had the opportunity to obtain any information (to the extent Buyer possess or can acquire such information without unreasonable effort or expense) which such Seller deems necessary to evaluate an investment in shares of Buyer’s Common Stock and to verify the accuracy of information otherwise provided to such Seller.

EXECUTION VERSION

(b) Such Seller acknowledges and understands that (i) the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby have not been registered under the 1933 Act in reliance, in part, on the representations and warranties of Seller in this Section 3.7 and (ii) such shares are being acquired by such Seller for investment purposes for such Seller’s own account only and not for sale or with a view to distribution of all or any part of such shares. Such Seller has no present plan or intention to sell, exchange or otherwise dispose of any of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby.

(c) Such Seller understands (i) that the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby are “restricted securities” under the federal securities laws in that such shares will be acquired from Buyer in a transaction not involving a public offering, and that under such laws and applicable regulations such shares may be resold without registration under the 1933 Act only in certain limited circumstances and that otherwise such shares must be held indefinitely, and (ii) the resale limitations imposed by the 1933 Act as well as Rule 144 (“Rule 144”) of the Securities and Exchange Commission (the “SEC”) and the conditions which must be met in order for Rule 144 to be available for resale of “restricted securities,” including the requirement that the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby must be held for at least six (6) months after issuance from Buyer (or (1) year in the absence of publicly available information about Buyer) and the condition that there be available to the public current information about Buyer under certain circumstances.

(d) Such Seller further agrees not to make any disposition of all or any portion of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby unless and until: (i) there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement, any applicable requirements of state securities laws, and any applicable Buyer policies concerning trading blackout periods; or (ii) such Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by Buyer, such Seller shall have furnished Buyer with a written opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of any securities under the 1933 Act or the consent of or a permit from appropriate authorities under any applicable state securities law; provided, however, that (x) Buyer will not require opinions of counsel for transactions made pursuant to Rule 144 so long as Buyer is provided on a timely basis with all certificates and other information Buyer may reasonably request to permit Buyer to determine that the subject disposition is, in fact, exempt from the registration requirements of the 1933 Act pursuant to Rule 144, (y) in addition to the other matters set forth in this paragraph, such Seller shall promptly forward to Buyer a copy of any Form 144 filed with the SEC with respect to any proposed disposition and a letter from the executing broker satisfactory to Buyer evidencing compliance with Rule 144, and (z) if Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any proposed disposition have changed from its present interpretations thereof as of the Effective Date, such Seller shall provide Buyer with such additional documents and assurances as Buyer may reasonably require.

EXECUTION VERSION

(e) Such Seller understands that the certificates evidencing the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby may bear one or all of the following legends (or substantially similar legends):

(i) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

(ii) Any legend required by applicable state securities laws.

Such Seller understands and agrees that stop transfer instructions may be given to Buyer’s transfer agent with respect to the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby.

(f) Such Seller has carefully read the provisions of this Agreement, including the provisions of this Article III, and has discussed their requirements and other applicable limitations upon such Seller’s ability to sell, transfer or otherwise dispose of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby, to the extent that such Seller felt necessary, with such Seller’s personal counsel or counsel to the Company.

3.8 Plan of Reorganization; Taxes. While it is the intent of the parties that this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), such Seller acknowledges and agrees that no assurances whatsoever are provided regarding this Agreement as a plan of reorganization or the taxable (or non-taxable) nature of the transactions contemplated by this Agreement. Such Seller further acknowledges and agrees that no assurances whatsoever are provided with respect to any Liability of such Seller for any Taxes (i) of such Seller, (ii) in respect of such Seller’s Shares and Employee Options (if applicable) (whether Taxes of the Company, such Seller or otherwise), including as to the issuance of such Shares and Employee Options (if applicable) to such Seller or the vesting of such Shares and Employee Options (if applicable), and (iii) in respect of the transactions contemplated by this Agreement (including delivery of shares of Buyer’s Common Stock to such Seller in payment for such Seller’s Shares and Employee Options (if applicable)). Such Seller has been advised to seek the advice of such Seller’s tax advisor and to make such Seller’s own determination with respect to this Agreement and the transactions contemplated hereby. By entering into this Agreement such Seller will bear any and all Liabilities for any Taxes (x) of such Seller, (y) in respect of such Seller’s Shares and Employee Options (if applicable) (whether Taxes of the Company or such Seller), including as to the issuance of such Shares and Employee Options (if applicable) to such Seller or the vesting of such Shares and Employee Options (if applicable), and (z) in respect of the transactions contemplated by this Agreement to the extent applicable to Seller (including delivery of shares of Buyer’s Common Stock to such Seller in payment for such Seller’s Shares and Employee Options (if applicable)). Such Seller acknowledges and understands that neither the Company nor any other Buyer Indemnified Person gives any assurance whatsoever that adverse Tax consequences will not occur, and the Company as well as the other Buyer Indemnified Persons specifically disclaim any responsibility therefor.

3.9 Release. Except as limited therein, such Seller knows of no claim that such Seller may have that has not been released pursuant to the provisions of Section 6.5.

EXECUTION VERSION

3.10 Disclosure. None of the representations or warranties made by such Seller pursuant to this Article III contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

3.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and Article IV (including the related portions of the Disclosure Schedules), such Seller has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of such Seller or on behalf of the Company. Without limiting the generality of the foregoing, such Seller has not made and does not make any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

WITH RESPECT TO THE COMPANY

Except as set forth on the Disclosure Schedule (subject to Section 8.12), the Sellers hereby represent and warrant to Buyer as follows:

4.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the business it is conducting or ownership of its assets makes such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as presently contemplated to be conducted by the Company.

4.2 Governmental Consents and Filings. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required, with respect to the Company, for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.3 Non-Contravention. The execution and delivery of this Agreement will not: (a) violate or conflict with any provision of the Organizational Documents of the Company, each as in effect on the Effective Date; (b) constitute a material violation of, or be in conflict in any material respect with, or result in the creation or imposition of any material encumbrance upon, any property of the Company; or (c) give rise to the right to modify, accelerate, or terminate, or result in the suspension, revocation, impairment, forfeiture, or nonrenewal of, any Material Contract or any material permit, license, authorization or approval of any Governmental Authority applicable to the Business or the operations or any of the assets or properties of the Company.

EXECUTION VERSION

4.4 Capitalization.

(a) As of the Closing, the authorized equity securities of the Company consist of (i) 25,000,000 shares of Company Common Stock, of which 9,640,148 shares are issued and outstanding and are held as set forth in Section 4.4(a) of the Disclosure Schedule, and (ii) 13,593,876 shares of Company Preferred Stock, of which: (x) 5,275,685 are designated as Series Seed Preferred Stock, all of which are issued and outstanding and held as set forth in Section 4.4(a) of the Disclosure Schedule; (y) 7,718,191 are designated as Series Seed Plus Preferred Stock, 2,619,344 of which are issued and outstanding and held as set forth in Section 4.4(a) of the Disclosure Schedule; and (z) 600,000 are designated as Parallel Series Seed Plus Preferred Stock, none of which are issued and outstanding.

(b) Except for the Plan, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. The Company has reserved 1,500,000 shares of Company Common Stock for issuance under the Plan. As of the Closing, and as a result of the “cashed out” conversion of each Company Option (other than the Oberg Option) outstanding under the Plan immediately prior to the Effective Date as contemplated by Section 2.2(a) as well as the Option Termination in respect of the Oberg Option as contemplated by Section 2.2(b), there are no Company Options outstanding. Section 4.4(b) of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding prior to the events contemplated by the immediately preceding sentence: (i) the name of the Company Optionholder; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; and (v) the date on which such Company Option expires.

(c) As of the Closing, and as a result of the Zajicek Warrant Conversion in respect of the Zajicek Warrant as contemplated by Section 2.2(c) and the termination of the Company Warrants held by the Company Warrantholders as well as the Legacy Strategy Group, LLC as contemplated by Section 2.2(d), there are no Company Warrants outstanding. Section 4.4(c) of the Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding prior to the events contemplated by the immediately preceding sentence: (i) the name of the Company Warrantholder; (ii) the number of shares of Company Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires.

(d) Other than the Shares and the Employee Options to be assumed by Buyer pursuant to Section 2.2(a), there are no shares of Company capital stock, or any options, warrants or other rights (including appreciation, conversion or preemptive rights and rights of first refusal or similar rights), phantom stock, calls or Contracts to purchase or acquire from the Company or any Seller any shares of capital stock or any other equity securities of the Company, whether outstanding, promised to any Person or otherwise. The Shares and Employee Options are all held of record and beneficially owned by the Sellers as set forth on Schedule 1 attached hereto.

EXECUTION VERSION

(e) All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable federal and state securities laws. The rights, privileges and preferences of the Shares are as stated in the Company’s Certificate of Incorporation, as amended to date, and as provided by the General Corporation Law of the State of Delaware.

(f) As of the Closing, the Company has no obligation (contingent or otherwise) to purchase or redeem any Shares.

4.5 Subsidiaries. The Company does not (a) have any Subsidiaries, (b) control, directly or indirectly, or have any direct or indirect equity participation or other interest in, any corporation, association, partnership, limited liability company or other business entity, or (c) have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.6 Financial Statements; Indebtedness; Accounts Receivable.

(a) Section 4.6(a) of the Disclosure Schedule sets forth the Financial Statements. The Financial Statements (i) are complete and correct in all material respects and have been prepared in accordance with the Company’s past practices, applied on a basis consistent with prior periods, except that the Financial Statements do not contain footnotes and the Financial Statements of the Company as of May 31, 2017, and for the five (5)-month period ended on such date are subject to normal year-end audit adjustments, (ii) were prepared in accordance with the books of account and other financial records of the Company and (iii) present fairly the financial position of the Company and the results of operations of the Company as of the respective dates thereof and for the periods covered thereby in all material respects. The Company has continuously maintained a standard system of accounting established and administered in accordance with its past practices, applied on a basis consistent with prior periods.

(b) The Indebtedness listed on Section 4.6(b) of the Disclosure Schedule is all of the outstanding Indebtedness of the Company as of the Effective Date. The Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the operation of the Business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been provided to Buyer.

(c) All accounts receivable of the Company are reflected properly on its books and records (including the Financial Statements and the Closing Balance Sheet), are valid receivables subject to no setoffs or counterclaims, are current and collectible and will be collected in accordance with their terms at their recorded amounts assuming reasonable collection efforts by Buyer in the Ordinary Course of Business.

EXECUTION VERSION

4.7 Liabilities. The Company has no Liability that is not reflected, specifically reserved for (by general category) or disclosed on the face of the Financial Statements, except those incurred in the Ordinary Course of Business subsequent to the Latest Balance Sheet Date.

4.8 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to all of its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no Lien other than Permitted Liens. Subject to ordinary wear and tear, all material facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and, to the Knowledge of the Company, are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound. The assets owned, leased or licensed by the Company constitute all assets that are necessary, in all material respects, for the operation of the Business as presently conducted and as presently contemplated to be conducted by the Company.

4.9 Intellectual Property Rights.

(a) Section 4.9(a) of the Disclosure Schedule lists and separately identifies (i) all Company Registered Intellectual Property (setting forth, for each item, the applicable jurisdiction and application or registration number) and (ii) each material unregistered item of Intellectual Property (including, for clarity, all Software and all Data) that is owned by the Company.

(b) Each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens; (ii) rightfully used and authorized for use by the Company and its permitted successors pursuant to a valid and enforceable written license; or (iii) in the public domain or otherwise available for use by the Company in the conduct of its current activities. The Company has all rights in the Company Intellectual Property necessary to carry out the Company’s current activities and currently planned activities with respect to the Company Products or Services, including all rights (to the extent necessary to carry out the Company’s current activities and currently planned activities) to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses. The Company Intellectual Property is adequate to permit the Company to conduct its business as it is now conducted and as presently proposed to be conducted by the Company. None of the Company-Owned Intellectual Property, and to the Company’s Knowledge, no other Company Intellectual Property, is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other governmental authority affecting the rights of the Company with respect thereto.

(c) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company is a party or is otherwise bound relating to any of the Company Intellectual Property, nor has there been any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and, to the Company’s Knowledge, no party obligated to the Company pursuant to any such agreement is in default thereunder.

EXECUTION VERSION

(d) No product or service marketed, sold, licensed or otherwise made available (or proposed to be marketed, sold, licensed or otherwise made available) by the Company, and no use of the Company Intellectual Property by the Company as currently used and as currently proposed to be used with respect to the Company Products or Services, infringes or misappropriates, or will infringe or misappropriate, or has infringed or misappropriated any other Person’s copyrights, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, or give rise to any claim of unfair competition under any applicable law. No funds or facilities of any university or Governmental Authority were used in the development of Company-Owned Intellectual Property. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company-Owned Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property by the Company or by any licensee of the Company infringes or will infringe on any intellectual property or other proprietary or personal right of any Person or (iii) to the effect that the sale or licensing by the Company of any product or service to a customer in the ordinary course of business infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or, to the Company’s Knowledge, are threatened by any Person. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity or cancellation proceedings pending that relate to any of the Company-Owned Intellectual Property, or to the Company’s Knowledge, any of the other Company Intellectual Property, other than review of Company’s Registered Intellectual Property applications, and, to the Company’s Knowledge, no such proceedings are threatened by any Governmental Authority or any other Person. There is no unauthorized use, infringement or misappropriation of any Company-Owned Intellectual Property, or to the Company’s Knowledge, any other Company Intellectual Property, by any third party or any employee, officer, or director of the Company.

(e) The Company has obtained from all employees, officers, directors, consultants, independent contractors and agents who have created any portion of, or otherwise who would have any rights in or to, any Company Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company, and no employee, officer, director, consultant, independent contractor or agent is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of any Company Intellectual Property.

(f) The transactions contemplated by this Agreement will not alter, impair or otherwise affect any rights of the Company in any Company Intellectual Property.

EXECUTION VERSION

(g) The Company has taken reasonable measures to establish and preserve its ownership of, and rights in, all Company Intellectual Property. Without limiting the foregoing, the Company has not made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code with respect to Company Intellectual Property) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(h) None of the Company-Owned Intellectual Property, and to the Company’s Knowledge, none of the other Company Intellectual Property (i) has materially malfunctioned or failed or (ii) contains any viruses, worms, Trojan horses, bugs, faults, or other devices, errors or contaminants that (x) disrupt or adversely affect functionality of such Intellectual Property or any other Intellectual Property or harm in any manner the operation of any Software or hardware, either automatically, with the passage of time or upon command by any Person, or (y) enable or assist any person to access without authorization any such Intellectual Property.

(i) Section 4.9(i)-1 of the Disclosure Schedule lists all licenses and similar agreements, whether oral or in writing, pursuant to which the Company holds rights to any third-party Intellectual Property (including any third-party Software) (i) sold, licensed or otherwise made available with, incorporated into, bundled with, or used in the development of any Company Product or Service or (ii) used or held for use by the Company for any other purpose (excluding, for purposes of clause (ii) only, any generally available, off-the-shelf Software programs licensed by the Company on standard terms), indicating for each such agreement the names of all items licensed thereunder, and all such licenses and agreements are valid, current, outstanding and in full force and effect. Section 4.9(i)-2 of the Disclosure Schedule lists all express and implied license and similar agreements, whether oral or in writing, granting any right (whether contingent or otherwise) to use or practice any rights under any Company Intellectual Property.

(j) No open source software, freeware or other software (“Publicly Available Software”) distributed under copyleft or similar licensing or use/distribution models has been incorporated into any of the software or application comprising or included in any Company Product or Service, or any Company-Owned Company Intellectual Property, or to the Company’s Knowledge, any other Company Intellectual Property, that, as utilized in the business of the Company as currently conducted and currently planned to be conducted, would (i) obligate the Company to disclose free of charge to any Persons the source code for any proprietary software or proprietary application comprising or included in Company Product or Service, or any Company Intellectual Property, (ii) infringe, misappropriate or otherwise violate any open source licensing agreements; or (iii) otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Intellectual Property. No event has occurred, and no circumstance or condition exists, including the transactions contemplated hereby, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code of any portion of any Company-Owned Intellectual Property, or to the Company’s Knowledge, any other Company Intellectual Property, to any Person who is not an employee of the Company.

(k) Neither the Company nor any employee, officer, or director of the Company has participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of the Company-Owned Intellectual Property or restrict the ability of the Company to enforce, license or exclude others from using the Company-Owned Intellectual Property.

EXECUTION VERSION

(l) Other than indemnification obligations arising from purchase, sale or license agreements entered into in the Ordinary Course of Business, the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property.

(m) There is no governmental prohibition or restriction on the use of any Company Intellectual Property in any jurisdiction in which the Company currently conducts or currently contemplates conducting business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction. The Company is and has at all times been in compliance in all material respects with all applicable export control and embargo Legal Requirements, and has obtained all approvals necessary for (A) exporting the Company Intellectual Property outside the United States in accordance with all applicable United States export control regulations, and (B) importing Company Intellectual Property into any country in which such it is now sold, licensed or otherwise made available for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. No product or service provided by the Company, without explicit approval from the United States Government, during the last two (2) years has been, directly or indirectly, sold, licensed or made available to or performed on behalf of Cuba, Iraq, Iran, Libya, North Korea, Sudan, Syria, or any other country against which the U.S. maintains economic sanctions or an arms embargo.

(n) No funding, facilities, or personnel of any Governmental Authority or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Company-Owned Intellectual Property, or to the Company’s Knowledge, any other Company Intellectual Property. The Company is not using any Company-Owned Intellectual Property, or to the Company’s Knowledge, any other Company Intellectual Property, developed under any Government Contract for purposes outside of the scope of that Government Contract.

(o) Section 4.9(o) of the Disclosure Schedule lists all part-time employees, and any independent contractors and consultants, of the Company that have worked on, written, contributed to or developed any code implemented in any product or service that has been sold, licensed or otherwise made available by the Company or in any product or service that is currently maintained by the Company or in development by the Company (including any code included in any product or service which has evolved into or otherwise contributed to any such product or service), together with any related Contracts with such Persons.

(p) All Data collected or obtained by the Company or otherwise included within the Company Intellectual Property or the Business as presently conducted and as presently contemplated to be conducted by the Company has at all times been collected, obtained and used in accordance with all Legal Requirements, the Company’s privacy policies and all contractual commitments of the Company in all respects. No consent of or notice to any third party is required with respect to the Business as presently conducted and as presently contemplated to be conducted by the Company, including pursuant to the Company’s privacy policies and contractual commitments. The Company’s privacy policies and contractual commitments will not require the consent of or notice to any third party with respect to the consummation of the transactions contemplated hereby.

EXECUTION VERSION

(q) No source code for any proprietary Software of the Company has been delivered, licensed, or made available to any Person who is not an employee of the Company (including any escrow agent). No Person has, or has asserted, any right (present, contingent or otherwise) to access any proprietary source code owned, or purported to be owned, by the Company, and the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any such Software to any Person who is not an employee of the Company (including any escrow agent).

(r) The Company and the conduct of the Business by the Company are and have been in all respects in compliance with all Data Security Requirements. No notices have been received by, and no claims, charges or complaints have been made against, the Company by any Governmental Authority or other Person alleging a violation of any Data Security Requirements. The Company has not received any notice and does not otherwise have Knowledge of any pending or threatened Action alleging a violation of any Person’s privacy, personal or confidentiality rights under any applicable Legal Requirement.

(s) The Software and other information technology systems (including computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation) owned, leased, or licensed by the Company (the “Company Systems”) operate and perform in a manner that permits the Company to operate the Business as presently conducted and as presently contemplated to be conducted by the Company. The Company has instituted commercially reasonable backup and disaster recovery plans, procedures and facilities, consistent with current industry standards, for the Business to ensure that the Company Systems and the Data stored thereon or otherwise collected or obtained by the Company or included within the Company Intellectual Property or the Business as presently conducted and as presently contemplated to be conducted by the Company (including any personally identifiable information) (the “Company Data”) are protected against loss and unauthorized access, use, interruption, modification, corruption, disclosure or other misuse. There have been no failures, breakdowns, outages, bugs, continued substandard performance, or other adverse events affecting any of the Company Systems (as a whole or with respect to any portion thereof) that have caused or could reasonably be expected to result in any disruption or interruption in or to the use of any of the Company Systems. There have been no breaches of or unauthorized access to or other misuse (either suspected or actual) of the Company Systems or the Company Data.

4.10 Real Property.

(a) The Company has no Owned Real Property.

(b) Section 4.10(b) of the Disclosure Schedule sets forth a list of all real property leased or subleased by the Company (the “Leased Real Property”) and the corresponding lease or sublease under which such Leased Real Property is occupied (the “Company Leases”). The Company is not a party to any Contract or option to lease any real property or interest therein other than with respect to the Leased Real Property. Each Company

EXECUTION VERSION

Lease is the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. No breach or default in any material respect by the Company under any Company Lease has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default. To the Knowledge of the Company, no breach or default by any other Person under any Company Lease has occurred and is continuing and no event has occurred which with notice or lapse of time would constitute such a breach or default. The Company has delivered, or otherwise made available, to Buyer true, accurate and complete copies of each Company Lease, in each case, as amended or otherwise modified and in effect on the Effective Date.

(c) There are no licenses, concessions, occupancy agreements or other Contracts to which the Company is a party granting to any other Person the right of use or occupancy of the Leased Real Property, and there is no Person other than the Company in possession of the Leased Real Property.

(d) No condemnation Action is pending or, to the Knowledge of the Company, threatened, that would preclude or impair the use of any Leased Real Property by the Company.

(e) To the Knowledge of Company, there is no Governmental Order outstanding, nor any Action pending or threatened, relating to the lease, use or occupancy of the Leased Real Property or any portion thereof.

(f) To the Knowledge of the Company, (i) the Leased Real Property is in compliance with all applicable material building, zoning, subdivision, health and safety and other land use laws, and all insurance requirements affecting such real property (the “Real Property Laws”), and (ii) the current use and occupancy of the Leased Real Property and operation of the Business thereon do not violate any Real Property Laws. The Company has not received any notice of violation of any Real Property Law with respect to the Leased Real Property.

(g) To the Knowledge of the Company, all material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (the “Real Property Permits”) of all Governmental Authorities, associations or any other entity having jurisdiction over the Leased Real Property which are required to be obtained by the Company as a tenant with respect thereto to operate the Business as presently conducted by the Company and as presently contemplated to be conducted by the Company have been obtained by the Company and are in full force and effect. The Company has not received any notice from any Governmental Authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit.

EXECUTION VERSION

4.11 Litigation. Except as set forth on Section 4.11 of the Disclosure Schedule, there is no, and there has never been any, Action pending or, to the Knowledge of the Company, threatened against or relating to or affecting the Company, any of its assets or any of its directors, officers or other employees in their capacities as such, at law or in equity, or before or by any Governmental Authority, and there has been no occurrence of any event or circumstance to the Knowledge of the Company that would reasonably be expected to give rise to or serve as the basis for any such Action. The Company is not a party or subject to the provisions of any Government Order and there is no Action by the Company that the Company currently intends to initiate.

4.12 Agreements; Actions. Section 4.12 of the Disclosure Schedule sets forth all Material Contracts. The Company has delivered or otherwise made available to Buyer correct and complete copies of each Material Contract, including amendments, modifications and supplements thereto. The Company has performed all material obligations required to be performed by it under any Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder (with a “material breach” or “material default”, by way of example only, constituting a breach or default that could, with or without the lapse of time or the giving of notice, or both, result in termination of such Material Contract or a penalty payable by the Company). Each Material Contract is a valid, binding and enforceable obligation of the Company in accordance with its terms, and, to the Knowledge of the Company, of the other party or parties thereto, and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, the other party or parties thereof, is in breach or non-compliance or considered to be in breach or non-compliance of any material term of any Material Contract. The Company has not received notice of any default or threat thereof with respect to any Material Contract and, to the Knowledge of the Company, there has been no occurrence of any event or circumstance that would reasonably be expected to give rise to or serve as the basis for any default. The consummation of the transactions contemplated hereby will not give rise to a right to modify or terminate (with or without the giving of notice or the passage of time) any Material Contract in any respect, or except as set forth on Section 4.12 of the Disclosure Schedule, require any consent, approval, notice, declaration or filing under any Material Contract. No Material Contract includes or incorporates any provision the effect of which would be to enlarge or accelerate any obligations of the Company or give additional rights to any other party thereto, or will in any other way be adversely affected by or terminate or lapse, by reason of the transactions contemplated by this Agreement. The Company is not a party to or otherwise bound by any agreement, arrangement or other restriction (including through an exclusivity provision) that limits in any way the freedom of the Company to do business or to compete, including in any line of business or with any Person or in any geographic area, or to collaborate with any Person.

4.13 Changes. Since the Latest Balance Sheet Date, (i) the Company has operated in the Ordinary Course of Business in all respects, (ii) there has been no event, occurrence, or development that, individually or in the aggregate, constituted a Material Adverse Effect, and (iii), without limiting the generality of the foregoing, there has not been any:

(a) material change in the assets, liabilities, financial condition or operations of the Company other than those changes that have occurred in the Ordinary Course of Business;

(b) hiring or offer to hire, or any resignation or termination of, any director, officer or other employee of the Company;

EXECUTION VERSION

(c) material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) material damage, destruction or loss, whether or not covered by insurance to any property of the Company;

(e) disposition or sale, transfer, assignment or other disposition of any of the assets shown or reflected in the Financial Statements;

(f) forgiveness or cancellation of any Indebtedness or claim or a waiver of any right of material value by the Company;

(g) capital investment in, any loan to, or any acquisition of, the securities or assets of any other Person by the Company, whether by merger, consolidation, purchase of assets or equity interests or by any other manner, or a Contract, letter of intent or similar arrangement with respect to the foregoing;

(h) incurring, assuming or guaranteeing of any material Liabilities or material Indebtedness of any kind by the Company;

(i) capital expenditure (or series of related capital expenditures) by the Company involving more than $10,000 (unless such capital expenditure is fully funded prior to the Effective Date);

(j) Tax election or change to any Tax election of the Company; change in annual accounting period; adoption or change in any accounting method with respect to Taxes; filing of any amended Tax Return; entering into any closing agreement, settling or compromising of any proceeding with respect to any Tax claim or assessment; surrendering any right to claim a refund of Taxes; or consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;

(k) forgiveness or cancellation of any debt or claim or a waiver of any right by the Company;

(l) amendment to the Company’s Organizational Documents;

(m) adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company;

(n) modification, amendment to, termination or waiver of any rights under any Employee Benefit Plan or Material Contract in any material respect or entry into any new Employee Benefit Plan or Material Contract;

(o) increase to the rate of compensation or benefits of, or payment of any benefit to, any present or former director, officer or employee of Company;

EXECUTION VERSION

(p) declaration, authorization, setting aside or payment of a dividend on, or any other distribution in respect of, the Company’s equity securities, or any redemption, repurchase or other acquisition of any outstanding equity interest of the Company;

(q) issuance, sale, transfer, pledge, grant, disposition (or authorization any of the foregoing) of, encumbrance or delivery of any equity securities of the Company or any securities convertible into or exercisable or exchangeable for such equity securities;

(r) delay or postponement in the payment of any accounts payable or open liabilities, or any acceleration of the collection of accounts receivable, in each instance as compared with the Ordinary Course of Business of the Company;

(s) waiver, compromise or other settlement in any Action; or

(t) agreement to do, or the entering into of any Contract related to, or the approval by the Company of, any of the actions referred to in clauses (a) - (s) above.

4.14 Compliance with Laws; Permits. The Company is not, and has not been, in violation of any, and the Company is now and has been in compliance in all respects with each, applicable Legal Requirement and Governmental Order in respect of the Company’s conduct of the Business and the ownership of its properties. The Company has all material franchises, permits, licenses and any similar authority issued or granted by a Governmental Authority (the “Permits”) necessary for the conduct of the Business as presently conducted by the Company and as presently contemplated to be conducted by the Company, and the Company has not received notice of any Action relating to the actual or potential revocation, modification or other material change in respect of any such Permit. To the Knowledge of the Company, no facts or circumstances exist or have occurred that could reasonably be expected to result in any such Action. None of the Permits of the Company will be terminated, cancelled or otherwise adversely affected by the transactions contemplated hereby.

4.15 Regulatory Matters.

(a) The Company has obtained all Permits required by any Health Authority to permit the conduct of the Business as currently conducted. All of such Permits are in full force and effect, the Company is in material compliance with, and is not in material default under, each such Permit (with a “material default”, by way of example only, constituting a default that could, with or without the lapse of time or the giving of notice, or both, result in termination or impairment of such Permit or a fine or penalty payable by the Company), and none of such Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

(b) To the Knowledge of the Company, neither the Company nor any of its directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company) has (i) made an untrue statement of a material fact or fraudulent statement to any Health Authority or (ii) failed to disclose a material fact required to be disclosed to any Health Authority. To the Knowledge of the Company, neither the Company nor any of its directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company) is the subject of any pending or, to the Knowledge of the Company, threatened investigation by any Health Authority.

EXECUTION VERSION

(c) The Company and, to the Knowledge of the Company, each Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company), has been in compliance in all respects with all Health Laws. Neither the Company nor, to the Knowledge of the Company, any Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company) (i) has received any written notice or other written communication from any Health Authority alleging any violation of any Health Law, including any failure to maintain systems and programs adequate to ensure compliance with any such Health Laws, or (ii) is subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened.

(d) The Company has filed with the applicable Health Authority all required Filings, including adverse event reports. All such Filings were in compliance in all material respects with applicable Legal Requirements when filed, and no deficiencies have been asserted in writing by any applicable Health Authority with respect to any such Filings.

(e) None of the Company or, to the knowledge of the Company, any of its officers, directors, managing employees (as such terms are defined in 42 C.F.R. § 1001.1001), other Company service providers or agents (as such term is defined in 42 C.F.R. § 1001.1001) of the Company has been disqualified, debarred or deregistered by any Health Authority.

4.16 Related-Party Transactions. No employee, officer, equityholder or director of or consultant to (or Affiliate of any of the foregoing) the Company, or any Seller, or any beneficiary of any Seller, or any member of such beneficiary’s family is indebted to the Company, has any interest in any real or personal property used by the Company in the conduct of the Business or in any Material Contract, or, to the Knowledge of the Company, has any cause of action or other claim whatsoever against the Company, nor does the Company, to its Knowledge, have any cause of action or other claim whatsoever against, or owe any indebtedness (or is committed to make loans or extend or guarantee credit) to any of them, other than: (i) for payment of salary or fees (in the case of consultants) for services rendered; (ii) reimbursement for reasonable and documented out-of-pocket expenses incurred on behalf of the Company in the Ordinary Course of Business; (iii) for other standard employee benefits made generally available to all employees; or (iv) standard director and officer indemnification agreements.

4.17 Insurance. A true and correct copy of each material insurance policy maintained by the Company has been delivered to, or otherwise made available, to the Buyer. The fire and casualty or general liability insurance policies set forth therein have coverages sufficient in amount (subject to reasonable deductibles) to allow the Company to replace any of its material properties that might be damaged or destroyed. To the Knowledge of the Company, the products liability and errors and omissions insurance set forth therein have coverages in amounts customary for companies similarly situated. The Company is not in default with respect to its obligations under any insurance policy maintained by it. All such policies (a) are sufficient for compliance by the Company with all applicable Legal Requirements and all agreements to which

EXECUTION VERSION

the Company is a party, and (b) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company is not in default in any material respect with respect to its obligations under any of such insurance policies (with a “material default”, by way of example only, constituting a default that could, with or without the lapse of time or the giving of notice, or both, result in termination or impairment of any such policy or a fine or penalty payable by the Company), nor has the Company received any notification of cancellation of any such insurance policies. No insurance carrier has denied coverage for any claim asserted by the Company, nor has any insurance carrier declined to provide any coverage to the Company.

4.18 Employees. The Company does not have any collective bargaining agreements or collective bargaining relationship with any trade union, works council, or other labor organization representing or purporting to represent any of its employees. To the Knowledge of the Company, there are not currently and have not been any union organizing or decertification activities with respect to the Company. There has not been, nor has there been, any threat of, any strike, slowdown, work stoppage, lockout, or other similar material labor dispute against or affecting the Company. To the Knowledge of the Company, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, consulting contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company, and the continued employment by the Company of its present employees, and the performance of the contracts of the Company with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Knowledge of the Company, no officer or employee has any intention to terminate their employment. The Company has no liability under any Legal Requirement arising out of the misclassification of any Person who provides services to the Company as an overtime exempt employee or as a consultant, independent contractor or temporary employee, as applicable. The Company has not implemented any employee layoffs within twelve (12) months preceding the Effective Date.

4.19 Employee Benefit Plans.

(a) Identification of Plans. Except as set forth on Section 4.19(a) of the Disclosure Schedule (each arrangement set forth therein, an “Employee Benefit Plan”), the Company does not maintain or contribute or have an obligation to contribute to, or have, or could reasonably be expected to have, any Liability to or in respect of any employee benefit, pension, profit-sharing, deferred compensation, bonus, incentive, stock option, equity or equity-based, share appreciation right, severance, employment, termination, change of control, vacation, paid time off, group or individual health, disability, dental, medical, life insurance, survivor benefit, retirement or similar or other compensation or benefit plan, policy, arrangement, contract or agreement, whether formal or informal, written or oral, for the benefit of any current or former director, officer or employee of or consultant to the Company or for the benefit of any other Person, including but not limited to by reason of being or having been treated as a single employer with any other Person (each such Person an “ERISA Affiliate”) under Section 414 of the Code or Section 4001(b) of ERISA.

EXECUTION VERSION

(b) Delivery of Documents. The Company has delivered to Buyer: (i) correct and complete copies of each Employee Benefit Plan or related trust, including all amendments thereto (or, if such Employee Benefit Plan is not written, an accurate description of the material terms thereof); (ii) the most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code, in connection with each Employee Benefit Plan; (iii) if any Employee Benefit Plan is funded, the most recent annual and periodic accounting of Employee Benefit Plan assets; (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Employee Benefit Plan; (v) all determination, opinion, material notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Employee Benefit Plan; (vi) all material written agreements and contracts relating to each Employee Benefit Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts; (vii) all discrimination and qualification tests, if any, for each Employee Benefit Plan for the most recent plan year; and (viii) all communications material to any Employee or Employees relating to any Employee Benefit Plan and any proposed Employee Benefit Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material Liability to the Company and that are not reflected in the current summary plan description and plan document.

(c) Compliance with Terms and Law. Each Employee Benefit Plan is and has heretofore been established, maintained and operated in material compliance with the terms of such Employee Benefit Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all applicable statutes, Legal Requirements, governmental or court orders, or governmental rules or regulations in effect from time to time, including ERISA and the Code, that are or were applicable to such Employee Benefit Plan. All contributions or premium payments with respect to each Employee Benefit Plan which are due on or before the Effective Date have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA and the Code. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the United States Internal Revenue Service (“IRS”) (or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance) and, to the Knowledge of the Company, nothing has occurred as to each which has resulted or is likely to result in the revocation or denial of such qualification or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification.

(d) Absence of Certain Matters.

(i) No Liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan (as defined in ERISA) has been incurred by the Company or any ERISA Affiliate, and no Employee Benefit Plan is or was subject to Section 412 of the Code or Title IV of ERISA.

(ii) There is no pending or, to the Knowledge of the Company, threatened Action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or, to the Knowledge of the Company, any fiduciary or service provider thereof and, to the Knowledge of the Company, there is no basis for any such Action, proceeding or investigation.

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(iii) No Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject the Company directly or indirectly to Liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(iv) To the Knowledge of the Company, no communication, report or disclosure has been made which, at the time made, did not accurately reflect the material terms and operations of any Employee Benefit Plan.

(v) No Employee Benefit Plan provides welfare benefits subsequent to termination of employment or service to employees or other service providers or their beneficiaries except to the extent required by applicable state insurance laws and Title I, Subtitle B, Part 6 of ERISA.

(vi) The Company has not announced its intention or undertaken (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(vii) The Company has not undertaken to maintain any Employee Benefit Plan for any period of time and each Employee Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

(viii) The Company does not have any Liability, including under any Employee Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

(e) Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained (each a “Funded Plan”), full and timely payment has been made of all amounts required of the Company under the terms of each Funded Plan or applicable law (determined without regard to any waiver of legally applicable funding requirements), as applied through the Effective Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Funded Plan. The current value of the assets of each Funded Plan, as of the end of the most recently ended plan year of that Funded Plan, equals or exceeds the current value of all liabilities under that Funded Plan. None of the assets of any Employee Benefit Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate.

(f) Effect of Transactions. Except as set forth on Section 4.19(f) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not, by itself or in combination with any other event (including a termination of employment, regardless of whether that other event has occurred or will occur), result in any payment or benefit (whether of severance or otherwise) becoming due from or under any Employee Benefit Plan or otherwise to any current or former director, officer, consultant or employee of the Company or result in the vesting, forgiveness of indebtedness, distribution, funding, acceleration of payment or increase in the amount of any benefit or compensation payable to or in respect of any such current or former director, officer, consultant or employee.

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(g) 409A. The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up, indemnification, reimbursement of or other payment of any Taxes, interest or penalties imposed by Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Taxes).

(h) Nonqualified Deferred Compensation Plans. Each plan, program, arrangement or agreement maintained by the Company which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 4.19(h) of the Disclosure Schedule. Each plan, program, arrangement or agreement there identified has been operated and maintained in accordance with a good faith, reasonable interpretation of, and has at all times been in compliance with, Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and the Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code). No stock option of the Company provides for a deferral of compensation, within the meaning of Section 409A of the Code.

4.20 Environmental Matters. The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) notice of violation or infraction of any Environmental Law; (ii) fine or penalty arising out of any non-compliance with any Environmental Law; or (iii) written request for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

4.21 Taxes.

(a) Filing of Tax Returns and Payment of Taxes. The Company has timely filed (taking into account valid extensions) all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all material respects. All Taxes that have become due and payable by the Company have been timely paid, and the Company is not and will not be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the Latest Balance Sheet Date. The Company has delivered to Buyer true, correct and complete copies of all Tax Returns with respect to income Taxes filed by or with respect to Taxable periods ended after December 31, 2014 (the “Available Tax Returns”), and have delivered to Buyer all relevant documents and information with respect thereto, including work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by the Company.

(b) Deficiencies. No outstanding deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Tax Authority against the Company (and no such deficiency or adjustment is expected) and there are no outstanding refund claims with respect to any Tax or Tax Return of the Company.

EXECUTION VERSION

(c) Liens. There are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Company.

(d) Extensions to Statute of Limitations for Assessment of Taxes. The Company has not consented to extend the time in which any Tax may be assessed or collected by any Tax Authority other than consents with respect to periods for which the applicable statute of limitations has since expired.

(e) Extensions of the Time for Filing Tax Returns. The Company has not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed.

(f) Pending Proceedings. There is no Action, suit, Tax Authority proceeding, or audit with respect to any Tax now in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company.

(g) No Failures to File Tax Returns. No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction, and no basis exists therefor.

(h) Elections. All elections with respect to Taxes affecting the Company are described in Section 4.21(h) of the Disclosure Schedule.

(i) Membership in Affiliated Groups, Liability for Taxes of Other Persons, Etc. The Company has never been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary Tax Return. The Company is not a party to or bound by any Tax sharing or allocation agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person. The Company is not presently liable, and the Company does not have any potential liability, for the Taxes of another Person (w) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (x) as transferee or successor, (y) by contract or indemnity or (z) otherwise.

(j) Adjustments under Section 481, Etc. The Company will not be required, as a result of a change in or improper use of a method of accounting for any period ending on or before or including the Effective Date, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax law) in Taxable income for any period ending on or after the Effective Date.

(k) Post-Closing Income. The Company will not be required to include any amounts in income, or exclude any items of deduction, in a taxable period beginning after the Effective Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax law) executed on or prior to the Effective Date, (ii) any intercompany transaction described in regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax law) entered into prior to the Effective Date, (iii) an installment

EXECUTION VERSION

sale or similar transaction (such as an “open transaction”) arising in a taxable period (or portion thereof) ending on or before the Effective Date, (iv) a prepaid amount received, or paid, on or prior to the Effective Date, (v) deferred gains arising on or prior to the Effective Date or (vi) an election under Section 108(i) of the Code.

(l) Withholding Taxes. The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(m) U.S. Real Property Holding Corporation. The Company is not, nor has the Company ever been, a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(n) Code Section 280G. The Company is not a party to any agreement, contract, arrangement or plan that will result, as part of the transactions contemplated by this Agreement, either alone or in connection with any other event (including a termination of employment or engagement), in the payment of any “excess parachute payment” within the meaning of Code Section 280G.

(o) Section 355. The Company is not, nor has the Company ever been, either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(p) Reportable Transactions. The Company has never engaged in any transaction that could give rise to a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or any similar obligation under any predecessor or successor law or regulation or comparable provision of state or local law.

4.22 Foreign Corrupt Practices and International Trade Sanctions.

(a) The Company and its Affiliates have conducted their business in compliance in all material respects with all applicable anti-corruption laws, including, without limitation, the Foreign Corrupt Practices Act.

(b) Neither the Company nor any of its Affiliates has engaged in, or is now engaged in, directly or indirectly, any unlawful dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(c) The Company and its Affiliates are and have at all times been in compliance in all respects with, and have not been penalized for or under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Sanctions or export control laws.

4.23 Brokers; Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of the Company in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

EXECUTION VERSION

4.24 Closing Deliveries. The Closing Balance Sheet and the Closing Statement are each accurate and complete, including the amounts of the Company Transaction Expenses, the Net Working Capital Adjustment Amount and the Indebtedness set forth in the Closing Statement.

4.25 Disclosure. Neither this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact relating to the Company necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

5.1 Organization; Authority; Enforceability. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. All corporate action required to be taken in order to authorize Buyer to enter into this Agreement has been taken. All action on the part of the officers of Buyer necessary for the execution and delivery of this Agreement and the performance of all agreements and obligations of Buyer under this Agreement has been taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2 Non-Contravention. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not: (a) violate or conflict with any provision of the Organizational Documents of Buyer; or (b) constitute a material violation of, or be in conflict in any material respect with, any Governmental Order, statute, judgment, decree, order, regulation or rule of any court or Governmental Authority applicable to Buyer.

5.3 Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for (a) a filing with the New York Stock Exchange in respect of the shares of Buyer’s Common Stock issuable pursuant to this Agreement and (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws.

EXECUTION VERSION

5.4 SEC Documents.

(a) Buyer has filed all reports required to be filed by it with the SEC since January 1, 2016, and Buyer has made available to the Sellers (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports (collectively, “Buyer’s SEC Documents”). As of their respective dates, each of the Buyer’s SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and none of the Buyer’s SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer’s SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Buyer and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material).

5.5 Shares of Common Stock. The shares of Buyer Common Stock to be issued and delivered to the Sellers in accordance with this Agreement, when so issued and delivered, will be (a) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Buyer’s Organizational Documents or any agreement to which Buyer is a party, and (b) based in part upon the statements of the Sellers in Article III, issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities laws.

5.6 Absence of Certain Changes or Events. Since December 31, 2015, except as contemplated by or disclosed pursuant in any of the Buyer’s SEC Documents, Buyer has conducted its businesses only in the Ordinary Course of Business.

5.7 Absence of Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened against or relating to or affecting Buyer, any of its assets or any of its officers or directors in their capacities as such, at law or in equity, or before or by any Governmental Authority.

5.8 Copies of Certain Documents. Buyer has made available to the Sellers (including through the SEC’s EDGAR database) true and complete copies of all material documents relating to Buyer that any Seller has requested.

5.9 Brokers; Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of Buyer in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

5.10 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other

EXECUTION VERSION

documents and data of Sellers and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in Article III or Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI

CERTAIN AGREEMENTS OF THE PARTIES

6.1 Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) obtaining all necessary consents, approvals or waivers from third parties; and (ii) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.2 Confidentiality. From and after the Effective Date, each Seller shall (and shall cause each of its Affiliates or representatives or advisors to whom such Seller has disclosed Confidential Information to) (a) treat as confidential and hold as confidential all of the Confidential Information, (b) refrain from using any of the Confidential Information except in connection with the obligations set forth in this Agreement and any ongoing employment with the Company or Buyer, and (c) deliver promptly to Buyer or destroy at its option, at the request of Buyer (or, as applicable, promptly following the termination of any ongoing employment with the Company or Buyer), all copies of the Confidential Information which are in their possession; provided, however, that in the event that any Person subject to confidentiality under this Section 6.2 is requested or required (by request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or otherwise) to disclose any Confidential Information, the applicable Seller shall notify Buyer promptly of such request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of its outside legal counsel, is compelled to disclose any Confidential Information or else stand liable for contempt, such Person may disclose such Confidential Information; provided, however, that such Person shall use its commercially reasonable efforts to obtain a protective order or other assurance that confidential treatment will be accorded such Confidential Information.

6.3 Taxes.

(a) Transfer Taxes. All sales, stamp, registration, recording and transfer and similar Taxes imposed as a result of the transfer of the Shares as contemplated by this Agreement, together with any interest, penalties or additions to such Taxes, shall be paid by the

EXECUTION VERSION

Sellers. The Sellers and the Company shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Legal Requirements in connection with the payment of such Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Taxes payable in connection therewith.

(b) Tax Returns. After the Effective Date, Buyer shall prepare or cause to be prepared and file or cause to be filed with the appropriate Tax Authority all Tax Returns required to be filed by the Company after the Effective Date on a timely basis (taking into account applicable extensions). With respect to any such Tax Returns that relate to a Pre-Closing Period or a Straddle Period, Buyer shall provide such Tax Returns to the Sellers’ Agent at least 10 days prior to the due date (taking into account all valid extensions) for review and comment prior to filing and shall consider in good faith any modifications requested by Sellers’ Agent on such Tax Returns.

(c) Tax Contest Claims.

(i) Buyer shall promptly notify the Sellers’ Agent in writing upon receipt by the Company of a written notice of any pending or threatened Tax audits or assessments with respect to Taxes for Pre-Closing Periods (“Tax Contest Claims”); provided, however, that no failure or delay by Buyer to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligation of the Sellers hereunder except to the extent the defense of such Tax Contest Claim is actually and materially prejudiced thereby. If all Taxes subject to a Tax Contest Claim are Specified Taxes, then the Sellers’ Agent shall have the right to control the conduct of any issues in any such Tax Contest Claim; provided, that (i) the Sellers’ Agent shall have confirmed in writing that any Specified Taxes with respect to such Tax Claim are indemnifiable to the extent provided in Section 7.1(a), (ii) the Sellers’ Agent shall use commercially reasonable efforts to keep the Company informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing the Company with all written materials relating to such Tax proceeding received from the relevant Tax Authority and all written materials submitted to such Taxing Authority by the Sellers’ Agent, (iii) the Company shall be entitled to participate in any such Tax Contest Claim (at its sole cost and expense), including having an opportunity to comment on any written materials prepared in connection with any such Tax Contest Claim and attending any conferences relating to any such Tax Contest Claim, and (iv) the Sellers’ Agent shall not compromise or settle any such Tax Contest Claim without obtaining the Company’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Except as provided in the immediately preceding sentence, the Company shall control the conduct of any issues in any Tax Contest Claim; provided, that, in respect of a Tax Contest Claim in which Specified Taxes are involved, (A) the Company shall use commercially reasonable efforts to keep the Sellers’ Agent informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing the Sellers’ Agent with all written materials relating to such Tax proceeding received from the relevant Tax Authority and all written materials submitted to such Taxing Authority by the Company, (B) the Sellers’ Agent shall be entitled to participate in any such Tax Contest Claim (at its sole cost and expense), including having an opportunity to comment on any written materials prepared in connection with any such Tax Contest Claim and attending any conferences relating to any such Tax Contest Claim, and (C) the Company shall not compromise or settle any such Tax Contest Claim without obtaining the Sellers’ Agent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

EXECUTION VERSION

(ii) In the event of any conflict between the provisions of this Section 6.3(c) and any other provision of this Agreement, this Section 6.3(c) shall control.

(d) Straddle Period Taxes. In the case of any Taxes for any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Effective Date shall be deemed to be:

(i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Effective Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Effective Date.

(e) Cooperation on Tax Matters. The parties shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section 6.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and, as applicable, making employees available on a convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall either (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning on or before the Effective Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods and otherwise abide by all record retention agreements entered into with any taxing authority, or (B) give the Sellers’ Agent reasonable written notice prior to transferring, destroying or discarding any such books and records and, upon the Sellers’ Agent’s request, the Company shall allow the Sellers’ Agent to take possession of such books and records.

(f) Compliance with Tax Reporting Requirements. Buyer will, and following the purchase and sale of Company Common Stock hereunder will cause the Company to, comply with any tax reporting requirements applicable to such purchase and sale pursuant to Treasury Regulations Section 1.368-3.

6.4 Non-Competition, Non-Solicitation and Non-Hire Covenants.

(a) During the Restrictive Term, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire, finance, own any interest in, manage, control, participate in, consult with, render services for, operate or in any manner engage in a

EXECUTION VERSION

Competitive Business, (ii) for the purpose of conducting or engaging in a Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers, accounts of the Company or any other material business relation of the Company, or (iii) otherwise take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business relation of the Company from maintaining the same business relationships with such Person after the Effective Date as it maintained with such Person prior to the Effective Date; provided, however, that no Seller nor any of its respective Affiliates shall be prohibited from owning up to two percent (2%) of the outstanding stock of any Person that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Seller or any of its Affiliates has no active participation in the business or management of such Person

(b) During the Restrictive Term, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) induce or attempt to induce any officer, employee, representative or agent of the Company or Buyer engaged in the Business to leave the employ of the Company or Buyer (provided, that this clause (i) shall not prohibit any Person from making general employment solicitations such as through advertisements in publicly available media so long as such advertisements are not specifically targeted at employees of the Company or Buyer), (ii) hire any Person who was an employee or consultant of the Company at any time during the twelve (12) months prior to the Effective Date or any Person who is otherwise an employee or consultant of the Company or Buyer engaged in the Business during the Restrictive Term, within twelve (12) months following the date of termination of such Person’s employment with the Company or Buyer, or (iii) in any other way interfere with the relationship between the Company or Buyer, on the one hand, and any employee thereof engaged in the Business, on the other; provided, however, that the provisions of this Section 6.4(b) shall not prohibit any Seller or its Affiliates from hiring Joseph Wheeler or Surrey Ventures LLC during the Restrictive Term.

(c) During the Restrictive Term, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, make or solicit or encourage others to make or solicit directly or indirectly any derogatory or negative statement or communication about Buyer, the Company or any of their respective businesses, products, services or activities; provided, that such restriction shall not prohibit truthful testimony compelled by valid legal process.

(d) Each Seller acknowledges and agrees that the length of the covenants set forth in this Section 6.4 are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of Buyer and, after giving effect to the consummation of the transaction, the Company with respect to the Business.

(e) Buyer and each Seller intend that the covenants of this Section 6.4 shall be deemed to be a series of separate covenants, one for each month of the time periods covered by such covenants.

(f) Each Seller agrees that in the event a court of competent jurisdiction declares, by way of a final and non-appealable order, that there has been a breach by such Seller of this Section 6.4, the term of any covenant so breached shall be automatically tolled as a result of, and extended for, the period of time of the violation.

EXECUTION VERSION

6.5 Release. Each Seller does hereby unconditionally, irrevocably and absolutely release and discharge the Company, together with its directors, officers, employees, agents, advisors, consultants, attorneys, owners, insurers, shareholders, affiliates, successors and/or assigns (collectively, with the Company as well as the other Buyer Indemnified Persons (defined below), the “Released Parties”), from any and all Liabilities, Actions, Damages and expenses (including attorneys’ fees) of any nature whatsoever, whether in law and/or in equity, known or unknown, suspected or unsuspected, related directly or indirectly or in any way connected with any transaction, affair, occurrence or circumstance between such Seller and any Released Party up to and including the Effective Date, including such Seller’s employment with the Company, and any and all claims (other than for accrued compensation since the Company’s last payroll in the Ordinary Course, any accrued vacation in accordance with the Company’s policy in the Ordinary Course, and any pending expense reimbursements in accordance with the Company’s policy in the Ordinary Course) related to salary, bonuses, commissions, stock, stock options, other ownership interest in the Company, vacation pay, fringe benefits and expense reimbursements under any federal, state or local law. This release shall include but not be limited to a release of claims arising under any state or federal statute or common law regulating or affecting employment in any way, regardless of applicability to such Seller or any Released Party, including Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Equal Pay Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Workers’ Adjustment and Retraining Notification Act, as amended, the Fair Labor Standards Act, the Workers’ Adjustment and Retraining Notification Act, as amended, the Fair Labor Standards Act, and any other federal, state or local statute, code or ordinance, common law, contract law, or tort. This release shall also include but not be limited to a release of claims arising with respect to any Liability for any Taxes (i) of such Seller, (ii) in respect of such Seller’s Shares (whether Taxes of the Company, such Seller or otherwise), including as to the issuance of such Shares to such Seller or the vesting of such Shares, and (iii) in respect of the transactions contemplated by this Agreement to the extent applicable to Seller (including delivery of shares of Buyer’s Common Stock to such Seller in payment for such Seller’s Shares). This Section 6.5 is intended to constitute a general release of all of such Seller’s presently existing claims against each of the Released Parties, to the maximum extent permitted by law. Notwithstanding any provision of this Section 6.5 to the contrary, this release does not include any claim for worker’s compensation or unemployment insurance benefits, or any claim based on fraud or intentional misrepresentation or omission with intent to deceive, and does not release or affect any claim that cannot be released by an agreement voluntarily entered into between private parties.

6.6 Form S-8. Buyer shall exercise commercially reasonable efforts to file with the SEC, no later than six (6) months after the Closing, a registration statement on Form S-8, if available for use by Buyer, relating to the shares of Buyer Common Stock issuable with respect to Employee Options assumed by Buyer in accordance with Section 2.2(a), if any.

EXECUTION VERSION

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Indemnification by the Sellers and the Major Stockholders for Non-Individual Obligations. Subject to the limitations set forth in this Article VII, the Sellers shall severally and not jointly and in proportion to such Seller’s ownership in the Company indemnify and hold harmless Buyer and its Affiliates (including, from and after the Effective Date, the Company), as well as their respective officers, directors, members, partners, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control Buyer or any of its Affiliates (including, from and after the Effective Date, the Company) within the meaning of the 1933 Act (individually, a “Buyer Indemnified Person” and collectively, the “Buyer Indemnified Persons”) from and against any Damages resulting from the following: (i) any breach of any of the representations and warranties made by the Sellers in Article IV; (ii) any Specified Taxes to the extent not paid prior to the Effective Date or reflected in the Upfront Adjustment Amount; (iii) any breach of or default in connection with any of the covenants or agreements to be performed by the Sellers’ Agent pursuant to this Agreement; and (iv) the Company obtaining and maintaining, as a result of good-faith negotiations by Buyer or its Affiliates, a commercial license to the intellectual property described in Item 2 of Section 4.11 of the Disclosure Schedule, in connection with the conduct of the Business as presently conducted and as presently contemplated to be conducted by the Company for pre-Closing periods as well as for post-Closing periods as a subsidiary of Buyer (calculated from a Damages perspective, for the avoidance of doubt, on a net present value basis when such license is first obtained post-Closing). Without limiting the foregoing, and subject to the limitations set forth in this Article VII, the Major Stockholders shall jointly and severally indemnify and hold harmless the Buyer Indemnified Persons from and against any Damages resulting from the following: (x) any breach of any Fundamental Rep in Article IV; (y) any Specified Taxes to the extent not paid prior to the Effective Date or reflected in the Upfront Adjustment Amount; and (z) any breach of or default in connection with any of the covenants or agreements to be performed by the Sellers’ Agent pursuant to this Agreement.

(b) Indemnification by Sellers for Individual Obligations. Subject to the limitations set forth in this Article VII, each Seller shall severally and not jointly indemnify and hold harmless the Buyer Indemnified Persons from and against any Damages resulting from the following: (i) any breach of any of the representations and warranties made by such Seller in Article III; (ii) any breach of or default in connection with any of the covenants or agreements made by such Seller in this Agreement; and (iii) any Liability for any Taxes (A) of such Seller, (B) in respect of such Seller’s Shares (whether Taxes of the Company, such Seller or otherwise), including as to the issuance of such Shares to such Seller or the vesting of such Shares, and (C) in respect of the transactions contemplated by this Agreement to the extent applicable to Seller (including delivery of shares of Buyer’s Common Stock to such Seller in payment for such Seller’s Shares).

EXECUTION VERSION

(c) Indemnification by Buyer. Subject to the limitations set forth in this Article VII, Buyer shall indemnify and hold harmless Sellers and their respective Affiliates (including, prior to the Effective Date, the Company), as well as their respective officers, directors, members, partners, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control any Seller or any of its Affiliates (including, prior to the Effective Date, the Company) within the meaning of the 1933 Act (individually, a “Seller Indemnified Person” and collectively, the “Seller Indemnified Persons”) from and against any Damages resulting from the following: (i) any breach of any of the representations and warranties made by Buyer in Article V; (ii) any breach of or default in connection with any of the covenants or agreements made by Buyer in this Agreement; and (iii) any Liability for any Taxes (A) of Buyer (including, from and after the Effective Date, the Company), and (B) in respect of the transactions contemplated by this Agreement to the extent applicable to Buyer; provided, however, that notwithstanding the foregoing, in no event shall Buyer have any liability for any Specified Taxes.

(d) Survival of Representations and Warranties. All representations and warranties made by the Sellers or Buyer herein shall survive the execution and delivery of this Agreement until the Hold-Back Payment Date; provided, however, that (A) any claims for indemnification involving fraud or intentional misrepresentation or omission with intent to deceive shall survive until thirty (30) days after the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date), (B) any claims for indemnification for Taxes (including Specified Taxes) shall survive until thirty (30) days after the expiration of the statute of limitations applicable to such Taxes (including Specified Taxes) giving rise to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date), (C) the representations and warranties set forth in Sections 4.9 (Intellectual Property Rights), 4.14 (Compliance with Laws; Permits), 4.15 (Regulatory Matters), 4.16 (Related Party Transactions), and 4.19 (Employee Benefit Plans) shall survive until the third (3rd) anniversary of the Effective Date (and thereafter until resolved if a claim in respect thereof has been made prior to such date); and (D) the representations and warranties set forth in Article III as well as Sections 4.1 (Organization, Good Standing, Corporate Power and Qualification), 4.2 (Governmental Consents and Filings), 4.3 (Non-Contravention), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.21 (Taxes), 5.1 (Organization; Authority; Enforceability), 5.2 (Non-Contravention), 5.3 (Governmental Consents), and 5.5 (Shares of Common Stock) shall survive until the later of the sixth (6th) anniversary of the Effective Date and thirty (30) days after the expiration of the applicable statute of limitations (and, in each instance, thereafter until resolved if a claim in respect thereof has been made prior to such date). The representations and warranties set forth in Article III as well as Sections 4.1 (Organization, Good Standing, Corporate Power and Qualification), 4.2 (Governmental Consents and Filings), 4.3(a) (part of Non-Contravention), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.16 (Related Party Transactions), 4.19 (Employee Benefit Plans), 4.21 (Taxes), 5.1 (Organization; Authority; Enforceability) and 5.5 (Shares of Common Stock), are each referred to herein as a “Fundamental Rep.” Notwithstanding the foregoing, in the event that an indemnification claim has been asserted by Buyer or any Seller, as applicable, prior to the termination of an applicable survival period, such termination shall not cut-off Buyer’s or such Seller’s right to pursue such claim as otherwise provided herein. All covenants and agreements made by the Sellers and Buyer herein shall survive the execution and delivery of this Agreement until (except as expressly set forth herein with respect to an earlier period) the later of (x) thirty (30) days after the expiration of the statute of limitations applicable thereto, (y) the sixth (6th) anniversary of the Effective Date or (z) until resolved if a claim in respect thereof has been made prior to the date otherwise applicable.

EXECUTION VERSION

(e) Calculation of Damages. For the purposes of calculating the amount of Damages pursuant to this Article VII, the representations and warranties of the Sellers and Buyer in this Agreement that are qualified by materiality or Material Adverse Effect shall be deemed to be made without such materiality or Material Adverse Effect qualifiers; provided, however, that, this Section 7.1(d) shall not apply to the term “Material Contract.”

(f) Threshold Amount for Claims. No claim for Damages resulting from the matters listed in clause (i) of Section 7.1(a) or clause (i) of Section 7.1(c) shall be made (i) unless and until the aggregate amount of such Damages for which claims are made under clause (i) of Section 7.1(a) or clause (i) of Section 7.1(c) in good faith by the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, exceeds $50,000 (the “Limitation”), in which case the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, shall be entitled to seek compensation for all Damages in excess of the Limitation; provided, however, that the Limitation shall not apply with respect to any Damages to the extent (i) resulting from a breach of any Fundamental Rep or (ii) arising from fraud or intentional misrepresentation or omission with intent to deceive.

(g) Limitations. Notwithstanding anything else to the contrary set forth in this Agreement:

(i) In no event shall the liability of any Seller exceed 100% of the dollar amount used to calculate the consideration paid or payable to such Seller pursuant to Sections 2.1(b)(i), 2.1(b)(ii) and 2.2(a); provided, however, that: (x) neither this Section 7.1(g), nor any other provision of this Agreement, shall limit the rights of Buyer to any injunctive relief or other equitable remedy; and (y) nothing in this Agreement shall limit the liability in amount or otherwise of the Sellers with respect to any claims arising from fraud or intentional misrepresentation or omission with intent to deceive.

(ii) In no event shall the cumulative liability of the Sellers exceed $100,000 for Damages incurred by Buyer pursuant to Section 7.1(a)(iv).

(iii) The representations, warranties, covenants and agreements of the Sellers, and the Buyer Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its advisors, consultants or representatives) or by reason of the fact that Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

(h) Pursuit of Offset Right. Buyer agrees to pursue the Offset Right as to any Seller as a first step with respect to the liability of such Seller for Damages pursuant to Section 7.1(a) or (b), but only to the extent (i) then available to Buyer, (ii) pursuit of the Offset Right would wholly address any such liability and (iii) Buyer reasonably believes in good faith that pursuing the Offset Right would not be detrimental to Buyer (including with respect to the availability and adequacy of the Offset Right as to other current or potential future claims).

EXECUTION VERSION

7.2 Offset Right.

(a) Without limiting any other remedies of the Buyer Indemnified Persons, from and after the Effective Date, and subject to the limitations set forth in this Article VII, the Buyer Indemnified Persons shall be entitled to recover (the “Offset Right”) (i) against the value of the shares of Buyer Common Stock issuable to the Sellers pursuant to Section 2.1(b)(ii) or to become exercisable by the Employee Optionholders pursuant to Section 2.2(a)(iii) (i.e., all of the Hold-Back Shares in respect of the aggregate Hold-Back Amount for all Sellers), the amount of any Damages as to which the Sellers are obligated to indemnify and hold the Buyer Indemnified Persons harmless from under Section 7.1(a), and (ii) against the value of the shares of Buyer Common Stock issuable to any specific Seller pursuant to Section 2.1(b)(ii) (as it would be applied to such specific Seller) or to become exercisable by any specific Employee Optionholder pursuant to Section 2.2(a)(iii) (as it would be applied to such specific Employee Optionholder), the amount of any Damages as to which such Seller is obligated to indemnify and hold the Buyer Indemnified Persons harmless from under Section 7.1(b).

(b) To exercise the Offset Right, Buyer shall (on behalf of Buyer or any other Buyer Indemnified Persons at issue), prior to the Hold-Back Payment Date, deliver to the Sellers’ Agent at the notice address set forth in Section 8.4 (as the same may be amended from time to time as provided therein and including all Persons to be copied on any notice to the Sellers’ Agent), a certificate signed by Buyer (an “Offset Certificate”): (i) stating in good faith that one or more of the Buyer Indemnified Persons has suffered or incurred Damages which are entitled to be recovered pursuant to the Offset Right (the “Stated Damages”); and (ii) specifying to the extent practicable in reasonable detail the individual items of Stated Damages and the nature of the breach or other circumstance to which each such item is related. Upon the timely delivery of an Offset Certificate stating a bona fide claim for Stated Damages, any issuance of shares of Buyer’s Common Stock shall be stayed to the extent of the Stated Damages as provided in Section 2.1(c).

(c) After the expiration of a period of thirty (30) days following the time of delivery of an Offset Certificate to the Sellers’ Agent, the Offset Right shall be deemed perfected as to the applicable Stated Damages and the value of the shares of Buyer Common Stock issuable to the Sellers pursuant to Section 2.1(b)(ii) (or, as applicable, the value of the shares of Buyer Common Stock issuable to any specific Seller pursuant to Section 2.1(b)(ii) as it would be applied to such specific Seller) or to become exercisable by any specific Employee Optionholder pursuant to Section 2.2(a)(iii) (or, as applicable, the value of the shares of Buyer Common Stock to become exercisable by any specific Employee Optionholder pursuant to Section 2.2(a)(iii) as it would be applied to such specific Employee Optionholder) or shall be reduced by an equal amount unless (i) the Sellers’ Agent shall object in a written statement delivered to Buyer to the claims made in the Offset Certificate and (ii) such statement shall have been delivered to Buyer prior to the expiration of such thirty (30) day period.

(d) If the Sellers’ Agent shall timely object in writing to an exercise of the Offset Right by Buyer, the Sellers’ Agent and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within thirty (30) days after such objection. If the Sellers’ Agent and Buyer should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such parties, which shall include a

EXECUTION VERSION

statement of the amount of resulting reduction in value of the shares of Buyer Common Stock issuable to the Sellers pursuant to Section 2.1(b)(ii) (or, as applicable, the value of the shares of Buyer Common Stock issuable to any specific Seller pursuant to Section 2.1(b)(ii) as it would be applied to such specific Seller) or to become exercisable by any specific Employee Optionholder pursuant to Section 2.2(a)(iii) (or, as applicable, the value of the shares of Buyer Common Stock to become exercisable by any specific Employee Optionholder pursuant to Section 2.2(a)(iii) as it would be applied to such specific Employee Optionholder).

(e) If no agreement can be reached after good faith negotiation between the Sellers’ Agent and Buyer pursuant to Section 7.2(d), either Buyer or the Sellers’ Agent may initiate an Action with the state or federal courts located in the City and County of San Francisco, California to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Offset Certificate shall be binding and conclusive upon the parties.

7.3 Sellers’ Agent.

(a) The Sellers’ Agent is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the Sellers and shall have full power and authority to do the following: (i) to give and receive notices and communications with respect to the Offset Right; (ii) to authorize recovery by Buyer through the Offset Right in satisfaction of claims as contemplated by this Agreement; (iii) to object to such recovery; (iv) to agree to, negotiate, enter into settlements and compromises of, and comply with orders of a court with respect to, claims by Buyer with respect to the Offset Right or the Hold-Back Shares; (v) to waive, settle or compromise any and all rights of Sellers with respect to the delivery (or non-delivery) of any portion of the Hold-Back Shares; (vi) to participate in any procedures or proceedings as contemplated in this Agreement; (vii) to take all actions necessary or appropriate in the judgment of the Sellers’ Agent for the accomplishment of any of the foregoing; (viii) to take all actions necessary or appropriate in the judgment of the Sellers’ Agent to perform any other matters for which the Sellers’ Agent is provided authority in this Agreement; and (ix) to receive any portion of the Hold-Back Shares otherwise then eligible to be distributed to the Sellers and to use any portion thereof for purposes of paying the costs associated with any of the foregoing, it being the understanding and agreement of the parties that the expenses of the Sellers’ Agent and any expenses of the Sellers associated with any procedures or proceedings conducted by the Sellers’ Agent or collectively on behalf of the Sellers pursuant to this Agreement shall be borne by the Sellers.

(b) No bond shall be required of the Sellers’ Agent, and the Sellers’ Agent shall receive no compensation for services hereunder. For those matters for which the Sellers’ Agent is provided authority under this Agreement, notices or communications to or from the Sellers’ Agent shall constitute notice to or from each of the Sellers.

(c) The Sellers’ Agent shall not be liable to the Sellers for any act done or omitted hereunder as the Sellers’ Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written or oral advice of counsel shall be conclusive evidence of such good faith. The Sellers shall severally indemnify and hold the Sellers’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Agent and arising out of or in connection with the acceptance or administration of the duties of the Sellers’ Agent hereunder.

EXECUTION VERSION

(d) The Sellers’ Agent shall, upon reasonable advance written notice from the Sellers’ Agent to Buyer and during normal business hours of Buyer, have reasonable access to information about Buyer and the reasonable assistance of Buyer’s officers and employees for purposes of performing the duties and exercising the rights of the Sellers’ Agent hereunder, provided that the Sellers’ Agent shall treat confidentially and not disclose any nonpublic information from or about Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(e) Buyer and each Seller acknowledge that the Sellers’ Agent may have a conflict of interest with respect to the duties as the Sellers’ Agent, and in such regard the Sellers’ Agent has informed Buyer and each Seller that the Sellers’ Agent will act in the best interests of the Sellers.

(f) The Sellers’ Agent may be replaced at any time by the Sellers holding more than fifty percent (50%) of the Pro Rata Percentage interests.

(g) A decision, act, consent or instruction of the Sellers’ Agent with respect to the matters for which the Sellers’ Agent is provided authority in this Agreement shall constitute a decision of all the Sellers and shall be final, binding and conclusive upon each Seller, and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Agent as being the decision, act, consent or instruction of each Seller. Buyer is hereby relieved from any liability to any Person for any acts done by Buyer in accordance with such decision, act, consent or instruction of the Sellers’ Agent.

7.4 Third-Party Claims.

(a) In the event any Buyer Indemnified Person becomes aware of a third-party claim which such Buyer Indemnified Person believes may result in an exercise of the Offset Right or a demand against any of the Sellers, such Buyer Indemnified Person shall notify the Sellers’ Agent of such claim. Such Buyer Indemnified Person shall have the right in its sole discretion to defend or settle any such claim, except that such Buyer Indemnified Person will not consent to the entry of any judgment or enter into any settlement without the consent of the Sellers’ Agent, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) In the event any Buyer Indemnified Person becomes aware of a third-party claim which such Buyer Indemnified Person believes may result in a demand against any Seller (other than through an exercise of the Offset Right), such Buyer Indemnified Person shall notify the Seller of such claim. Such Buyer Indemnified Person shall have the right in its sole discretion to defend or settle any such claim, except that such Buyer Indemnified Person will not consent to the entry of any judgment or enter into any settlement without the consent of the applicable Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

EXECUTION VERSION

7.5 Notice of Indemnification Claims. In order for a Buyer Indemnified Person to be entitled to any indemnification for claims other than as contemplated by the Offset Right, such Buyer Indemnified Person shall, promptly upon the discovery of the matter giving rise to any Damages, notify the applicable Seller(s) in writing of such Damages specifying in reasonable detail the nature of such Damages and the amounts of liability estimated to accrue therefrom. The failure to so notify the applicable or Seller(s) shall not relieve such Seller(s) from any liability that such or Seller(s) may have to Buyer, except to the extent that any such Seller is materially prejudiced as a result of such failure. Thereafter, Buyer shall keep the applicable Seller(s) reasonably updated with respect to the status of the Damages at issue and the defense thereof.

7.6 Net Recovery. Damages shall be calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums).

7.7 Specific Element of Consideration. The indemnification obligations of Sellers in this Article VII are, without limitation, (a) a specific element of the consideration that induced Buyer to enter into this Agreement and to perform its obligations as contemplated hereby and (b) intended to be fully enforceable on the terms provided in this Article VII. Each Seller waives, and shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Buyer or the Company with respect to the indemnification obligations of the Sellers pursuant to this Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment or Waiver. This Agreement can be amended or modified only by a written instrument executed by either (i) all of the parties or (ii) Buyer on the one hand and the Sellers’ Agent on the other hand. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or shall constitute a continuing waiver unless otherwise expressly provided or shall be effective unless in writing.

8.2 Severability. In the event that any provision hereof would, under any applicable Legal Requirement, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under such applicable Legal Requirement) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, such applicable Legal Requirement. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

8.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, transferees and assigns (each of which successors, transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no transfer or assignment by any Seller shall be permitted without the prior written consent of Buyer, and any such attempted transfer or assignment without such consent shall be null and void and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

EXECUTION VERSION

8.4 Notices. Any notices or other communications required or permitted to be given or delivered by a party to this Agreement pursuant hereto shall be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by e-mail, nationally recognized overnight courier service guaranteeing overnight delivery, or registered or certified mail, postage prepaid, addressed as follows:

If to any Seller, to the address set forth on such Seller’s signature page.

If to Buyer, to:	Invitae Corporation 1400 16th Street San Francisco, CA 94103 Attn: Lee Bendekgey, CFO Email: lee.bendekgey@invitae.com with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP 12255 El Camino Real, Suite 300 San Diego, California 92130 Attn: Mike Hird Email: mike.hird@pillsburylaw.com

If to the Sellers’ Agent, to:	Jeff Zisk
5347 Surrey Circle
Dallas, TX 75209 Email: jzisk@surreyventures.com

Unless otherwise specified herein, such notices or other communications shall be deemed given (a) on the date delivered, if delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery (with confirmation of receipt), (c) on the date delivered, if delivered by e-mail or facsimile during business hours (or one (1) Business Day after the date of delivery if delivered after business hours) and (d) five (5) Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

8.5 Governing Law. This Agreement and any claims related to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

8.6 Consent to Jurisdiction. Except as provided in Section 7.2(e), each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in the State of Delaware for the purpose of any Action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion,

EXECUTION VERSION

as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any Action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.4 is reasonably calculated to give actual notice.

8.7 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE SELLERS THAT THIS SECTION 8.7 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE SELLERS ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.8 Public Announcements. Except as required by law or applicable rules of any national securities exchange, no party hereto will issue or make any report, statement or release to the public (including employees, customers and suppliers of the parties) with respect to this Agreement or the transactions contemplated hereby without the consent of Buyer, in the instance of any Seller, or the consent of the Sellers’ Agent, in the instance of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each party hereto may make such communications which it in good faith believes, based on advice of counsel, are required by applicable Legal Requirements.

8.9 Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties hereto and their respective successors, transferees and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind, except as provided in Article VII with respect to the Buyer Indemnified Persons.

EXECUTION VERSION

8.10 Expenses. Whether or not the transactions contemplated hereby are consummated, except as expressly set forth herein, all costs, fees and expenses incurred by a party in connection with the negotiation and preparation of this Agreement and any related agreements or documents and the consummation of the transactions contemplated hereby shall be paid by such party.

8.11 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in the state or federal courts located in the State of Delaware, in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that in the event of any Action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

8.12 Disclosure Schedule. Certain information included in the Disclosure Schedule has been included solely for informational purposes. The inclusion of information in the Disclosure Schedule shall not be deemed an admission or acknowledgment that such items are material to the Company, that such items are expected to have a Material Adverse Effect or that such items are within or outside of the Ordinary Course of Business. Furthermore, the inclusion in the Disclosure Schedule of information or the exclusion of information from the Disclosure Schedule will not be deemed to establish any level of materiality for purposes of this Agreement. The headings, if any, of the individual sections and subsections of the Disclosure Schedule are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedule is arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of the Disclosure Schedule as an exception to any particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, but only to the extent that it would be reasonably apparent that such item is relevant to such other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of the Disclosure Schedule with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto. The information contained in the Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements except as and to the extent provided in this Agreement.

8.13 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile, email or other electronic means, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

8.14 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stock Exchange Agreement to be duly executed under seal and delivered as of the date first above written.

THE SELLERS:

Richard Burghardt
[ADDRESS]
[EMAIL]

Aaron Handler
[ADDRESS]
[EMAIL]

Amherst and Park Capital, LLC
[ADDRESS]
[EMAIL]

Bentley Davis
[ADDRESS]
[EMAIL]

Blue Rhino, LLC
[ADDRESS]
[EMAIL]

[Signature Page to Stock Exchange Agreement]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stock Exchange Agreement to be duly executed under seal and delivered as of the date first above written.

THE SELLERS (Continued):

Bradley Levine
[ADDRESS]
[EMAIL]

CGC 2015 Investment, LLC
[ADDRESS]
[EMAIL]

Hubert Zajicek
[ADDRESS]
[EMAIL]

Charles Bell
[ADDRESS]
[EMAIL]

Gregg and Sondra Lawrence
[ADDRESS]
[EMAIL]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stock Exchange Agreement to be duly executed under seal and delivered as of the date first above written.

THE SELLERS (Continued):

Jeff Zisk
[ADDRESS]
[EMAIL]

John Oberg
[ADDRESS]
[EMAIL]

Kusha Gharahi
[ADDRESS]
[EMAIL]

Levering Interests, Ltd.
[ADDRESS]
[EMAIL]

Nake Sekander
[ADDRESS]
[EMAIL]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stock Exchange Agreement to be duly executed under seal and delivered as of the date first above written.

THE SELLERS (Continued):

Sarah Crippen
[ADDRESS]
[EMAIL]

Skip Howard
[ADDRESS]
[EMAIL]

Stefanie Rodrigues
[ADDRESS]
[EMAIL]

Stephen A. Tisdell
[ADDRESS]
[EMAIL]

Surrey Ventures LLC
[ADDRESS]
[EMAIL]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stock Exchange Agreement to be duly executed under seal and delivered as of the date first above written.

THE SELLERS (Continued):

Sylvia Karmanoff
[ADDRESS]
[EMAIL]

Tech Wildcatters VI, LLC
[ADDRESS]
[EMAIL]

THE SELLERS’ AGENT (solely with respect to the provisions expressly applicable to the Sellers’ Agent as set forth in the Stock Exchange Agreement):

Jeff Zisk
[ADDRESS]
[EMAIL]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stock Exchange Agreement to be duly executed under seal and delivered as of the date first above written.

BUYER:	INVITAE CORPORATION

By:
Name:
Title:

SCHEDULES AND EXHIBITS

Schedule 1	Schedule of Sellers and Shares

Schedule 2	Company Transaction Expenses

Disclosure Schedule

Exhibit A	Form of Resignation

Exhibit B	Form of Opinion of Counsel

Exhibit C-1	Investment Representation Letter - Accredited

Exhibit C-2	Investment Representation Letter - Unaccredited

Exhibit C-3	Purchaser Representative Questionnaire